Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

QUEST SOFTWARE, INC. AND SUBSIDIARIES

December 31, 2011, 2010 and 2009

(AS CORRECTED)

QUEST SOFTWARE, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Quest Software, Inc.

Aliso Viejo, California

We have audited the accompanying consolidated balance sheets of Quest Software, Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed in the Index at Item 9.01. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2012, expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

February 28, 2012 (May 10, 2012 as to the correction of a tax error related to prior periods described in Note 1 to the Consolidated Financial Statements)

QUEST SOFTWARE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	December 31
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$192,165	$356,533
Short-term investments	36,774	90,284
Accounts receivable, net of allowances of $6,369 and $5,367 at December 31, 2011 and 2010, respectively	201,636	179,621
Prepaid expenses and other current assets	45,846	48,312
Deferred income taxes, net	21,647	8,269

Total current assets	498,068	683,019
Property and equipment, net	94,602	70,854
Long-term investments	24,832	45,466
Intangible assets, net	150,386	62,785
Goodwill	858,444	706,224
Deferred income taxes, net	17,559	46,985
Other assets	55,627	21,843

Total assets	$1,699,518	$1,637,176

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$11,723	$5,512
Accrued compensation	56,148	55,185
Other accrued expenses	42,845	32,600
Income taxes payable	14,482	13,091
Loans payable	91,597	521
Deferred revenue	388,788	324,121

Total current liabilities	605,583	431,030

Long-term liabilities:
Deferred revenue	111,050	100,264
Income taxes payable	51,276	41,385
Loans payable	32,133	32,730
Other long-term liabilities	9,942	11,000

Total long-term liabilities	204,401	185,379

Total liabilities	809,984	616,409

Commitments and contingencies (Notes 2 and 17)
Redeemable noncontrolling interest	22,000	—
Equity:
Quest Software, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value, 200,000 shares authorized; 83,148 and 92,893 shares issued and outstanding at December 31, 2011 and 2010, respectively	83	93
Additional paid-in-capital	521,653	729,640
Retained earnings	333,057	290,198
Accumulated other comprehensive (loss) income	(208)	836

Total Quest Software Inc. stockholders’ equity	854,585	1,020,767
Noncontrolling interest	12,949	—

Total equity	867,534	1,020,767

Total liabilities and equity	$1,699,518	$1,637,176

The accompanying notes are an integral part of these consolidated financial statements.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

	Year Ended December 31
	2011	2010	2009
Revenues:
Licenses	$337,889	$320,683	$279,238
Services	519,526	446,414	415,998

Total revenues	857,415	767,097	695,236

Cost of revenues:
Licenses	10,913	8,303	7,581
Services	88,431	67,809	58,528
Amortization of purchased technology	23,774	16,101	19,393

Total cost of revenues	123,118	92,213	85,502

Gross profit	734,297	674,884	609,734

Operating expenses:
Sales and marketing	343,411	304,934	272,944
Research and development	166,191	151,896	144,370
General and administrative	110,198	84,808	76,748
Amortization of other purchased intangible assets	23,972	12,670	13,159
Litigation loss provision, net	—	—	19,025

Total operating expenses	643,772	554,308	526,246

Income from operations	90,525	120,576	83,488
Other (expense) income, net	(4,750)	(7,034)	707

Income before income tax provision	85,775	113,542	84,195
Income tax provision	34,825	17,820	16,019

Net income	50,950	95,722	68,176
Net loss attributable to noncontrolling interest (including $8,237 increase of redeemable noncontrolling interest to redemption value)	(8,091)	—	—

Net income attributable to Quest Software, Inc.	$42,859	$95,722	$68,176

Net income per share attributable to Quest Software, Inc. stockholders:
Basic	$0.49	$1.06	$0.74

Diluted	$0.48	$1.03	$0.72

Weighted–average common shares outstanding:
Basic	87,104	90,411	91,926
Diluted	88,992	93,282	94,066

The accompanying notes are an integral part of these consolidated financial statements.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Quest Software, Inc. Stockholders’ Equity	Noncontrolling Interest	Total Equity	Redeemable Noncontrolling Interest
	Shares	Amount
BALANCE, December 31, 2008	94,298	$94	$740,887	$132,771	$—	$873,752	$—	$873,752	$—
Cumulative adjustments	—	—	—	(6,471)	—	(6,471)	—	(6,471)	—

BALANCE, December 31, 2008 (As Corrected)	94,298	$94	$740,887	$126,300	$—	$867,281	$—	$867,281	$—
Common stock issued under stock-based compensation plans	3,752	4	43,260	—	—	43,264	—	43,264	—
Net tax benefit related to stock-based compensation	—	—	4,867	—	—	4,867	—	4,867	—
Repurchase of common stock	(7,848)	(8)	(111,009)	—	—	(111,017)	—	(111,017)	—
Fees related to the repurchase of common stock	—	—	(1,431)	—	—	(1,431)	—	(1,431)	—
Cash settlement of equity based awards	—	—	(1,268)	—	—	(1,268)	—	(1,268)	—
Compensation expense associated with stock-based payments	—	—	14,079	—	—	14,079	—	14,079	—
Comprehensive Income:									—
Unrealized loss on available-for-sale securities, net of tax	—	—	—	—	(9)	(9)	—	(9)	—
Unrealized gain on foreign currency hedges, net of tax	—	—	—	—	196	196	—	196	—
Net income	—	—	—	68,176	—	68,176	—	68,176	—

Comprehensive income	—	—	—	—	—	68,363	—	68,363	—

BALANCE, December 31, 2009 (As Corrected)	90,202	90	689,385	194,476	187	884,138	—	884,138	—
Common stock issued under stock-based compensation plans	4,954	5	62,499	—	—	62,504	—	62,504	—
Net tax deficiency related to stock-based compensation	—	—	(3,071)	—	—	(3,071)	—	(3,071)	—
Repurchase of common stock	(2,263)	(2)	(37,361)	—	—	(37,363)	—	(37,363)	—
Fees related to the repurchase of common stock	—	—	(9)	—	—	(9)	—	(9)	—
Cash settlement of equity based awards	—	—	(3,421)	—	—	(3,421)	—	(3,421)	—
Compensation expense associated with stock-based payments	—	—	21,618	—	—	21,618	—	21,618	—
Comprehensive Income:							—		—
Unrealized gain on available-for-sale securities, net of tax	—	—	—	—	290	290	—	290	—
Unrealized gain on foreign currency hedges, net of tax	—	—	—	—	359	359	—	359	—
Net income	—	—	—	95,722	—	95,722	—	95,722	—

Comprehensive income	—	—	—	—	—	96,371	—	96,371	—

BALANCE, December 31, 2010 (As Corrected)	92,893	93	729,640	290,198	836	1,020,767	—	1,020,767	—
Common stock issued under stock-based compensation plans	2,183	2	32,305	—	—	32,307	—	32,307	—
Repurchase of common stock	(11,928)	(12)	(261,516)	—	—	(261,528)	—	(261,528)	—
Fees related to the repurchase of common stock	—	—	(239)	—	—	(239)	—	(239)	—
Cash settlement of equity based awards	—	—	(3,161)	—	—	(3,161)	—	(3,161)	—
Compensation expense associated with stock-based payments	—	—	24,624	—	—	24,624	—	24,624	—
Noncontrolling interest assumed related to acquisition	—	—	—	—	—	—	13,022	13,022	13,836
Comprehensive Income:
Unrealized loss on available-for-sale securities, net of tax	—	—	—	—	(315)	(315)	—	(315)	—
Unrealized loss on foreign currency hedges, net of tax	—	—	—	—	(729)	(729)	—	(729)	—
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	(73)	(73)	8,164
Net income attributable to Quest Software, Inc.	—	—	—	42,859	—	42,859	—	42,859	—

Comprehensive income (loss)	—	—	—	—	—	41,815	(73)	41,742	8,164

BALANCE, December 31, 2011 (As Corrected)	83,148	$83	$521,653	$333,057	$(208)	$854,585	$12,949	$867,534	$22,000

The accompanying notes are an integral part of these consolidated financial statements.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31
	2011	2010	2009
Cash flows from operating activities:
Net income	$50,950	$95,722	$68,176
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,279	43,031	47,973
Compensation expense associated with stock-based payments	25,269	23,101	15,178
Unrealized foreign currency losses (gains), net	4,165	3,340	4,124
Change in fair value of contingent consideration	(7,819)	2,500	—
Deferred income taxes	4,145	6,081	2,229
Impairment losses on intangible assets	8,951	—	—
Excess tax benefit related to stock-based compensation	(2,108)	(1,582)	(1,825)
Other non-cash adjustments, net	2,080	1,566	(310)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(6,231)	(21,467)	5,484
Prepaid expenses and other current assets	(4,865)	4,429	(1,033)
Other assets	1,817	2,038	(682)
Accounts payable	1,545	1,183	(375)
Accrued compensation	(12,255)	4,267	(3,724)
Other accrued expenses	6,076	(902)	(11,164)
Income taxes payable	25,618	(22,019)	(2,630)
Deferred revenue	50,065	48,520	33,426
Other liabilities	(6,647)	(2,130)	2,825

Net cash provided by operating activities	195,035	187,678	157,672

Cash flows from investing activities:
Purchases of property and equipment	(29,718)	(13,731)	(11,286)
Cash paid for acquisitions, net of cash acquired	(220,002)	(58,734)	(12,253)
Change in restricted cash	(4,940)	587	1,494
Cash paid for software rights	—	(2,229)	—
Notes receivable from a cost method investee	—	(2,000)	—
Change in notes receivable	(4,250)	(300)	—
Cash paid for intellectual property	(1,559)	—	—
Contributions on equity method investment	(920)	—	—
Purchases of cost method investments	(31,523)	—	(3,000)
Purchases of investment securities	(28,346)	(226,201)	(47,853)
Sales and maturities of investment securities	101,389	186,157	2,814

Net cash used in investing activities	(219,869)	(116,451)	(70,084)

Cash flows from financing activities:
Proceeds from loans payable	91,000	—	68,428
Repayment of loans payable	(521)	(32,653)	(2,534)
Repurchase of common stock	(261,767)	(37,363)	(112,447)
Repayment of capital lease obligations	(326)	(245)	(263)
Cash paid for line of credit fees	(500)	—	(1,979)
Proceeds from the exercise of stock options	32,435	62,504	43,264
Excess tax benefit related to stock-based compensation	2,108	1,582	1,825

Net cash used in financing activities	(137,571)	(6,175)	(3,706)

Effect of exchange rate changes on cash and cash equivalents	(1,963)	(1,459)	(6,837)

Net increase (decrease) in cash and cash equivalents	(164,368)	63,593	77,045
Cash and cash equivalents, beginning of period	356,533	292,940	215,895

Cash and cash equivalents, end of period	$192,165	$356,533	$292,940

Supplemental disclosures of consolidated cash flow information:
Cash paid for interest	$3,056	$3,305	$3,746

Cash paid for income taxes	$1,096	$32,988	$15,077

Supplemental schedule of non-cash investing and financing activities:
Unrealized (loss) gain on available-for-sale securities, net of tax	$(315)	$290	$(9)

Unrealized (loss) gain on foreign currency contracts	$(729)	$359	$196

Contingent consideration related to acquisitions	$3,086	$2,015	$4,000

Unpaid purchases of property and equipment	$3,180	$1,382	$1,081

The accompanying notes are an integral part of these consolidated financial statements.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Financial Statement Presentation

Quest Software, Inc. was incorporated in California in 1987 and reincorporated in Delaware in 2009. We are a leading developer and vendor of enterprise systems management software products. We also provide consulting, training, and support services to our customers. We have wholly-owned research and development subsidiaries and sales subsidiaries for marketing, distribution, and support of our products and services in the United States and abroad. References to “Quest,” “Quest Software,” the “Company,” “we,” “us,” or “our” refer to Quest Software, Inc. and its consolidated subsidiaries.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include our accounts and those of our majority owned subsidiaries. Intercompany transactions are eliminated. We present noncontrolling interest within the equity section in our consolidated balance sheets. Noncontrolling interest that is redeemable at the option of the minority shareholder is presented outside of permanent equity. As such, the redeemable noncontrolling interest is reported in the mezzanine section as temporary equity in our consolidated balance sheets. We present the amount of consolidated net income that is attributable to Quest Software, Inc. and the noncontrolling interest in our consolidated income statements. Furthermore, we disclose the amount of comprehensive income that is attributable to Quest Software, Inc. and the noncontrolling interest in our consolidated statements of equity and comprehensive income.

Impact of Change in Statement of Cash Flows Presentation to Prior Periods

We maintain positions in certain foreign currencies which may at times create unrealized gains or losses. Unrealized foreign currency gains/losses should be presented as an adjustment to reconcile net income to net cash provided by operating activities in our consolidated statement of cash flows. Effective during the third quarter of 2011, we presented such unrealized foreign currency gains/losses in our consolidated statement of cash flows. This change impacts our cash flow presentation and does not impact earnings or cash balances. Management has concluded that this change of presentation is not material to any periods affected. The following represents the details of the impact to previously reported statement of cash flows to conform to the current year presentation (in thousands):

	Year Ended December 31, 2010			Year Ended December 31, 2009
	As Previously Reported	As Adjusted	Impact	As Previously Reported	As Adjusted	Impact
Unrealized foreign currency losses, net	$—	$1,963	$1,963	$—	$2,282	$2,282
Changes in operating assets and liabilities, net of effects of acquisitions	11,840	12,246	406	19,535	21,639	2,104

Net cash provided by operating activities	185,309	187,678	2,369	153,286	157,672	4,386
Effect of exchange rate changes in cash and cash equivalents	910	(1,459)	(2,369)	(2,451)	(6,837)	(4,386)

Net impact to cash and cash equivalents			$—			$—

The adjusted consolidated statement of cash flows for the periods ended March 31, 2011 and June 30, 2011 will be presented as comparative financial statements in our filing of Form 10-Q for the quarterly period ended March 31, 2012 and June 30, 2012.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Correction of a Tax Error Related to Prior Periods

During March 2012, we discovered an error in the historical Australian income tax returns of our wholly-owned subsidiary, Quest Software Pty. Ltd., related to an incorrectly claimed research and development benefit that resulted in a cumulative liability including income tax, interest and penalties of $14.5 million. The error impacts multiple prior periods back to the year ended December 31, 1999. We have concluded that this error has not caused a material misstatement within any previously issued consolidated financial statement for any period. However, if the cumulative effect of the income taxes, interest and penalties were to be included solely within the first quarter of 2012, it would be material to that quarter’s results. Thus, after considering Staff Accounting Bulletin Release No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”, we have corrected the Consolidated Financial Statements for the fiscal years ended December 31, 2011, 2010, and 2009 (the “Corrected Consolidated Financial Statements”), which prior to the corrections were filed previously with Quest’s Annual Report on Form 10-K for the period ended December 31, 2011. The impact of this tax correction to our previously reported consolidated financial statements is summarized in the tables below (in thousands, except per share data):

Tax Correction:

	Increase (Decrease) to Income Statement Accounts				Increase (Decrease) to Balance Sheet Accounts
	Income Tax Provision		Other Income/ Expense	Net Income	Year ended		Cumulative
Year Ended	R&D Deduction Error	Interest & Penalties	Foreign Currency (Gain)Loss	Total	Income Taxes Payable	Deferred Tax Asset	Income Taxes Payable	Deferred Tax Asset	Retained Earnings
Cumulative 1999 through 2006	$3,284	$1,792	$1,080	$6,156	$6,677	$521	$6,677	$521	$6,156
2007	—	599	752	1,351	1,597	246	8,274	767	7,507
2008	—	538	(1,574)	(1,036)	(997)	39	7,277	806	6,471
2009	—	341	1,842	2,183	2,574	391	9,851	1,197	8,654
2010	989	479	1,377	2,845	3,240	395	13,091	1,592	11,499
2011	220	948	(52)	1,116	1,391	275	14,482	1,867	12,615

Total	$4,493	$4,697	$3,425	$12,615	$14,482	$1,867

Corrected Consolidated Balance Sheets:

	December 31, 2011			December 31, 2010
	As Previously Reported	As Corrected	Increase/ (Decrease)	As Previously Reported	As Corrected	Increase/ (Decrease)
Deferred income taxes, net - current	$19,780	$21,647	$1,867	$6,677	$8,269	$1,592
Total current assets	496,201	498,068	1,867	681,427	683,019	1,592
Total assets	1,697,651	1,699,518	1,867	1,635,584	1,637,176	1,592
Income taxes payable - current	—	14,482	14,482	—	13,091	13,091
Total current liabilities	591,101	605,583	14,482	417,939	431,030	13,091
Total liabilities	795,502	809,984	14,482	603,318	616,409	13,091
Retained earnings	345,672	333,057	(12,615)	301,697	290,198	(11,499)
Total Quest Software Inc. stockholders’ equity	867,200	854,585	(12,615)	1,032,266	1,020,767	(11,499)
Total equity	880,149	867,534	(12,615)	1,032,266	1,020,767	(11,499)
Total liabilities and equity	1,697,651	1,699,518	1,867	1,635,584	1,637,176	1,592

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Corrected Consolidated Income Statements:

	Year Ended December 31, 2011			Year Ended December 31, 2010			Year Ended December 31, 2009
	As Previously Reported	As Corrected	Increase/ (Decrease)	As Previously Reported	As Corrected	Increase/ (Decrease)	As Previously Reported	As Corrected	Increase/ (Decrease)
Other (expense) income, net	$(4,802)	$(4,750)	$(52)	$(5,657)	$(7,034)	$(1,377)	$2,549	$707	$(1,842)
Income before income tax provision	85,723	85,775	(52)	114,919	113,542	(1,377)	86,037	84,195	(1,842)
Income tax provision	33,657	34,825	1,168	16,352	17,820	1,468	15,678	16,019	341
Net income	52,066	50,950	(1,116)	98,567	95,722	(2,845)	70,359	68,176	(2,183)
Net income attributable to Quest Software, Inc.	43,975	42,859	(1,116)	98,567	95,722	(2,845)	70,359	68,176	(2,183)
Net income per share:
Basic	$0.50	$0.49	$(0.01)	$1.09	$1.06	$(0.03)	$0.77	$0.74	$(0.03)
Diluted	$0.49	$0.48	$(0.01)	$1.06	$1.03	$(0.03)	$0.75	$0.72	$(0.03)

Corrected Consolidated Statements of Cash Flows:

	Year Ended December 31, 2011			Year Ended December 31, 2010			Year Ended December 31, 2009
	As Previously Reported	As Corrected	Increase/ (Decrease)	As Adjusted (1)	As Corrected	Increase/ (Decrease)	As Adjusted (1)	As Corrected	Increase/ (Decrease)
Net income	$52,066	$50,950	$(1,116)	$98,567	$95,722	$(2,845)	$70,359	$68,176	$(2,183)
Unrealized foreign currency losses, net	4,217	4,165	(52)	1,963	3,340	1,377	2,282	4,124	1,842
Changes in operating assets and liabilities:
Deferred income taxes	4,426	4,145	(281)	6,286	6,081	(205)	2,376	2,229	(147)
Income taxes payable	24,169	25,618	1,449	(23,692)	(22,019)	1,673	(3,118)	(2,630)	488

Net cash provided by operating activities	195,035	195,035	$—	187,678	187,678	$—	157,672	157,672	$—

(1)	Refer to the above section “Impact of Change in Consolidated Statement of Cash Flows Presentation to Prior Periods”.

The corrected consolidated income statements and consolidated statement of cash flows for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011 will be presented as comparative financial statements in our filing of Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012.

On April 27, 2012, Quest Software Pty. Ltd., filed a voluntary disclosure request with the Australian Tax Office (“ATO”) and paid all outstanding taxes due for all impacted tax years which amounted to $6.5 million. Further discussions with the ATO will focus on negotiating interest and penalty amounts to be remitted as a result of the understated taxes.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Tax Adjustment Related to Prior Periods

During the 2010 year-end close process, we discovered that approximately $6.8 million in tax reserves should have been released in prior periods upon the lapsing of statutes of limitations in federal taxing jurisdictions. The release of these tax reserves would have resulted in higher net income and earnings per share than previously reported for the prior interim periods and the year ended December 31, 2009. In 2010, we recorded a year-end adjustment of $6.8 million and management has concluded that this correction is not material to any periods affected. The impact of the year-end adjustment for the three months and twelve months ended December 31, 2010 was an increase in net income of $6.8 million and an increase in diluted earnings per share of $0.07. The impact to prior interim periods for the income statement would have been an increase in net income of $2.1 million, $0.1 million and $4.6 million for the three months ended September 30, 2010, December 31, 2009 and September 30, 2009, respectively and an increase in diluted earnings per share of $0.02, $— and $0.05 for the three months ended September 30, 2010, December 31, 2009 and September 30, 2009, respectively. The impact to fiscal year 2009 would have been an increase in net income of $4.7 million and an increase in diluted earnings per share of $0.05 for the twelve months ended December 31, 2009. The impact to prior periods for the balance sheet would have been a decrease in non-current deferred income taxes of $1.0 million and a decrease in long-term income taxes payable of $7.8 million as of September 30, 2010, a decrease in non-current deferred income taxes of $0.7 million and a decrease in long-term income taxes payable of $5.4 million as of December 31, 2009, and a decrease in non-current deferred income taxes of $0.7 million and a decrease in long-term income taxes payable of $5.3 million as of September 30, 2009, respectively.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

In January 2010, the FASB issued an amendment regarding improving disclosures about fair value measurements. This new guidance requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. There was no impact from the adoption of this guidance to our consolidated financial position or results of operations as the amendment only addresses disclosures.

In December 2010, the FASB issued an amendment to goodwill impairment testing. The amendment modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption was not permitted. There was no impact from our adoption of this guidance since we do not have any reporting units with zero or negative carrying amounts.

In December 2010, the FASB issued an amendment to the disclosure of supplementary pro forma information for business combinations. The amendments in this ASU specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted; but was not elected. There was no impact from our adoption of this guidance since the acquisitions in 2011 individually, or in the aggregate, were not material, and therefore supplementary pro forma information are not presented for the years ended December 31, 2011 and 2010.

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In May 2011, the FASB issued amendments to its accounting guidance on fair value measurement. The amendments provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. The amendments change certain fair value measurement principles and enhance the disclosure requirements about fair value measurements. This guidance is effective during interim and annual periods beginning after December 15, 2011 and should be applied prospectively. We do not anticipate a material impact to our consolidated financial statements upon adoption of this guidance.

In June 2011, the FASB issued amendments to its accounting guidance on comprehensive income. The amendments require an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments eliminate the option to present the components of other comprehensive income as part of the statement of equity. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. We do not anticipate a material impact to our consolidated financial statements upon adoption of this guidance. In December 2011, the FASB issued amendments to defer the presentation on the face of the financial statements the reclassification adjustments out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented.

In September 2011, the FASB issued amendments to its accounting guidance on testing goodwill for impairment. The amendments allow entities to use a qualitative approach to test goodwill for impairment. This permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that it is more likely than not that the fair value of a reporting unit is less than its carrying value, it is necessary to perform the currently prescribed two-step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 and early adoption is permitted. We have not determined if we will perform this qualitative assessment in 2012.

Cash Equivalents and Investments

We consider highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist primarily of AAA-rated money market funds in all periods presented. Investments consist of available-for-sale or trading securities as defined in Accounting for Certain Investments in Debt and Equity Securities. These investments are recorded at fair value and are classified as investments in the accompanying consolidated balance sheets. The changes in fair values on trading securities are recorded as a component of Other (expense) income, net. The changes in fair values, net of applicable taxes, on available-for-sale investment securities are recorded as unrealized gains (losses) as a component of accumulated other comprehensive income in stockholders’ equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in Other (expense) income, net. The cost basis for realized gains and losses on available-for-sale securities is determined on a specific identification basis. Investments are made based on our investment policy which restricts the types of investments that can be made. We have classified available-for-sale and trading securities as short-term or long-term based primarily on the maturity date of the related securities.

Concentration of Credit Risk

Financial instruments that potentially subject us to credit risk include cash and cash equivalents, investments and accounts receivable. We believe that credit risks related to our investment portfolio are moderated by limitations we place on our exposure to any one issuer and credit risks on accounts receivable are moderated by the diversity of our products, customers and geographic sales areas. We monitor extensions of credit and have not experienced significant credit losses in the past. We maintain an allowance both for bad debts and for sales returns and cancellations and such losses and returns have historically been within management’s expectations. No single customer accounted for 10% or more of our total revenues or accounts receivable for the years ended December 31, 2011, 2010 or 2009.

Allowances for Doubtful Accounts and Returns

We record allowances for doubtful accounts based upon a specific review of significant outstanding invoices and/or our historical write-off experience. We also record an allowance for estimated sales returns and cancellations on product and service-related sales in accordance with GAAP. These estimates are based on historical sales returns and other known factors.

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Other Assets

The following table summarizes our other assets by asset type at the dates indicated (in thousands):

Asset Type	December 31
	2011	2010
Cost method investments	$46,072	$14,304
Income taxes receivable	828	2,092
Lease security deposits	3,223	2,678
Non-current restricted cash (1)	2,477	1,040
Other	3,027	1,729

Total Other Assets	$55,627	$21,843

(1)	As of December 31, 2011, this relates primarily to holdback arrangements designated in relation to certain acquired companies during the year. As of December 31, 2010, this is primarily cash restricted as a condition to certain non-US facility leases.

Cost method investments are investments made in non-consolidated companies accounted for under the cost method given that we do not have the ability to exercise significant influence over these companies’ operations. These investments were made in early stage private companies and private equity funds for business and strategic purposes. We may make additional investments of this nature in the future. We periodically monitor our investments for impairment and will record reductions in carrying values if and when necessary. The evaluation process is based on information that we request from these privately-held companies. This information is not subject to the same disclosure regulations as U.S. public companies and, as such, the basis for these evaluations is subject to the timing and the accuracy of the data received from these companies. As part of this evaluation process, our review includes but is not limited to a review of each company’s cash position, recent financing activities, financing needs, earnings and revenue outlook, operational performance, management or ownership changes, and impacts from competitive pressures to the extent that we have access to such information. If we were to subsequently determine that the carrying value of our investment in a company is at an amount above fair value, an adjustment will be made in that corresponding period resulting in a charge against earnings for the write-down.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

Years
Building	30
Furniture and fixtures	7
Machinery and equipment	7
Computer equipment	3-5
Computer software	3-7

Leasehold improvements are amortized over the shorter of the estimated useful lives of the improvements or the term of the related lease. Repair and maintenance costs associated with property, equipment and leasehold improvements are expensed as incurred.

Software licenses are recorded at cost and are amortized over the shorter of the estimated useful lives of the related products or the term of the license, generally three years.

We capitalize external direct costs of materials and services used in developing or obtaining internal-use computer software and amortize these costs using the straight-line method over the estimated useful life of the software, which range from 3 to 7 years. Costs of significant upgrades and enhancements that result in additional functionality are also capitalized, whereas costs incurred for maintenance and minor upgrades and enhancements are expensed as incurred.

Business Acquisitions and Related Intangible Assets

For business acquisitions, we recognize separately from goodwill the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in an acquiree, which are measured at the acquisition date fair value. We use significant estimates and assumptions, including fair value estimates, as of the business combination date and refine those

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estimates that are provisional, as necessary, during the measurement period. The measurement period is the period after the acquisition date, not to exceed one year, in which we may gather new information about facts and circumstances that existed as of the acquisition date to adjust the provisional amounts recognized. Measurement period adjustments are applied retrospectively. All other adjustments are recorded to the income statement. Costs to effect an acquisition are recorded in general and administrative expenses on the consolidated income statements as the expenses are incurred.

Goodwill arising from acquisitions is measured as the excess of consideration transferred over the net amounts of the identifiable assets acquired and the liabilities assumed at the acquisition date. We test goodwill for impairment at the reporting unit level on an annual basis in the fourth quarter or more frequently if we believe indicators of impairment exist. The carrying amount of goodwill was considered recoverable at December 31, 2011, based on the results of our goodwill impairment evaluation performed in the fourth quarter of 2011. As of December 31, 2011, the fair values of goodwill were substantially in excess of the carrying amounts of goodwill for all our reporting units.

Intangible assets are recorded at the estimated fair value of acquired technology, in-process research and development (“IPR&D”), customer relationships, non-compete agreements, trademarks and trade names acquired and amortized using the straight-line method over estimated useful lives. The estimated useful lives of the intangible assets being amortized range from two to fifteen years. The estimated fair values of trade names associated with ScriptLogic Corporation (“ScriptLogic”) acquired in 2007 and PacketTrap Networks, Inc. acquired in 2009 were assigned indefinite useful lives and are not being amortized. During the fourth quarter of 2011, the trade name related to ScriptLogic became impaired due to the integration and branding of ScriptLogic products with Quest products (please refer to Note 6 – Goodwill and Intangibles Assets, Net for more details on impairment of intangible assets). Accumulated amortization of intangible assets was $251.9 million and $203.6 million at December 31, 2011 and 2010, respectively.

Noncontrolling Interest

The noncontrolling interest in a subsidiary is initially recognized at estimated fair value on acquisition date and is presented within total equity in our consolidated balance sheets. We track the carrying amount of noncontrolling interest at acquisition-date fair value plus an allocation of subsidiary earnings based on ownership interest. Noncontrolling interest that has redemption features outside our control is accounted for as redeemable noncontrolling interest and is recorded as temporary equity. Noncontrolling interest that is redeemable at other than fair value is recorded at the higher of its carrying amount or redemption value if the shareholders were to exercise their put right. The adjustment to the carrying amount of the redeemable noncontrolling interest to the redemption value is recorded in net income attributable to the noncontrolling interest, thereby directly affecting net income attributable to Quest Software, Inc. Net income per share is calculated based on net income attributable to Quest Software, Inc. stockholders. Acquisitions of redeemable noncontrolling interests are treated as equity transactions.

Long-Lived Assets

Long-lived assets to be held and used are reviewed for events or changes in circumstances, which indicate that their carrying value may not be recoverable. We periodically review the carrying value of long-lived assets to determine whether or not impairment to such value has occurred.

Derivative Instruments

Foreign Exchange Risk Management Policy

In 2009, our Board of Directors approved our Foreign Exchange Risk Management Policy. The policy identifies target exposures such as balance sheet, cash flow and income statement risks, program objectives, approved financial instruments and counterparties, accounting and tax treatment, as well as oversight, reporting and controls. The functional currency of all our subsidiaries is the U.S. Dollar. Our exposure to foreign exchange risk is composed of the combination of our foreign operations’ revenues and cash expenses denominated in currencies other than the U.S. Dollar, as well as our net balances of monetary assets and liabilities within our foreign subsidiaries. These exposures have the potential to produce either gains or losses depending on the directional movement of the foreign currencies versus the U.S. Dollar and our operational profile in foreign subsidiaries. Certain balance sheet items are re-measured each period and the changes in value are recorded within Other (expense) income, net.

FASB’s authoritative guidance on derivative instruments and hedging activities requires that we recognize all derivative instruments on the balance sheet at fair value. If certain conditions are met, hedge accounting may be applied and the derivative instrument may be specifically designated as: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or unrecognized firm commitment, referred to as a fair value hedge, or (b) a hedge of the exposure to the variability of cash flows of a recognized asset, liability or forecasted transaction, referred to as a cash flow

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hedge, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, a recognized asset or liability, a forecasted transaction or a net investment in a foreign operation, referred to as a foreign currency hedge.

In the case of a qualifying cash flow hedge, changes in the value of the derivative instruments that are highly effective are recognized in Accumulated other comprehensive income (“AOCI”) on the consolidated balance sheets, until the hedged item is recognized in the consolidated income statements. The ineffective portion of a derivative’s change in fair value is recognized through the consolidated income statements. Upon the occasional termination of a cash flow hedge, the remaining cost of that hedge is amortized over the remaining life of the hedged item in proportion to the change in the hedged forecasted transaction. We have derivatives in place to hedge the exposure to the variability in future cash flows for revenues and forecasted research and development cash expenses. We formally document all qualifying hedge relationships, as well as our risk management objective and strategy for undertaking each hedge transaction. Derivatives that are non-designated hedges are adjusted to fair value through the consolidated income statements. Quest does not use derivative instruments for speculative purposes. Please refer to Note 15 – Derivative Instruments for a full description of our derivative activities.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments including cash and cash equivalents, investments in available-for-sale and trading securities, accounts receivable, derivatives, accounts payable, accrued liabilities and loans payable approximate their respective fair values because of the relatively short period of time between origination of the instruments and their expected realization or liquidation, or because they are carried at fair value. We measure fair value based on applicable accounting guidance. The guidance defines fair value measurements, establishes a framework for measuring fair value and outlines a fair value hierarchy based on the inputs to valuation techniques used to measure fair value. The standard categorizes the inputs to valuation techniques into a three-level hierarchy based on the extent to which the measurement relies on observable market inputs in measuring fair value. Assets and liabilities are classified within this hierarchy in their entirety based on the lowest level of any input that is significant to the fair value measurement. Financial instruments carried at fair value under Level 1 include inputs based on unadjusted quoted prices in active markets for those identical financial instruments. The financial instruments recorded under Level 2 are valued primarily utilizing inputs or prices that are observable in the marketplace, can be derived from observable market data or corroborated by observable levels at which transactions are executed. Because financial instruments classified as Level 3 are generally based on unobservable inputs, the process to determine fair value is generally more subjective and involves management judgment and assumptions. These assumptions may have a significant effect on our estimates of fair value, and the use of different assumptions as well as changes in market conditions could have a material effect on our results of operations or financial condition.

Please refer to Note 16 – Fair Value Measurements for further information, including the classification within the three-level hierarchy of all of our assets and liabilities carried in our consolidated balance sheets at fair value.

Revenue Recognition

We derive revenues from three primary sources: (1) software licenses, (2) maintenance and support services and (3) professional services. We recognize revenue in accordance with FASB’s authoritative guidance on software revenue recognition.

Before revenue can be recognized all of the following criteria must be satisfied:

(1)	Persuasive evidence of an arrangement exists – including a written contract signed by both the end customer and Quest.

(2)	Delivery has occurred – when all product and/or service that is essential to the functionality is delivered to the end customer.

(3)	The fee is fixed or determinable – when we have a signed contract that states the agreed upon fee for our product and/or service and specifies the related terms and conditions that govern that arrangement, and is free of material contingencies or significant uncertainty.

(4)	Collection is probable – assessed based on the probability of collection on a customer-by-customer basis based on payment history and our evaluation of the customer’s financial position.

We license our products primarily through our direct sales force, our telesales force and indirect channels including value added resellers and distributors. For our direct sales, we utilize written contracts as the means to establish the terms and conditions upon which our products and services are sold to our end customers. For our indirect sales transactions, we accept orders from our resellers and distributors when they have existing orders from an end customer. Indirect sales through resellers are a growing proportion of our transaction volume. These transactions are generally handled via processes and

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policies that are similar to an end customer sale. We utilize written contracts coupled with purchase orders as the means to establish the terms and conditions of these indirect sales transactions. We recognize revenue from reseller and distributor transactions upon invoicing the order provided all other revenue recognition criteria have been met.

For those customers that have established a history of consistent, timely cash collection with us, we accept orders and simultaneously recognize revenue. For those customers that have not established a history of consistent, timely cash collection with us, we accept orders and defer revenue until cash collection occurs. The probability of collection criteria per GAAP is applied to each individual customer rather than to all direct sales or indirect sales in aggregate.

Most of our software products are “off the shelf” products that do not require customization. We initially capture value for our products by selling a software license to end customers. The fee for the first year of maintenance is included in, or bundled with, the perpetual software license at the time of initial sale. As such, the combination at initial sale of a perpetual software license and one year of maintenance services represents a “multiple-element” arrangement for revenue recognition purposes.

We account for the perpetual software license component of these multiple-element arrangements using the residual method, which requires recognition of the perpetual software license revenue once all software products have been delivered to the end customer and the only undelivered element is maintenance and professional services, if applicable. The value of the undelivered elements is determined based on vendor-specific objective evidence (“VSOE”) of fair value and is deferred. The residual value, after allocation of the fee to the undelivered elements based on VSOE of fair value, is then allocated to the perpetual software license for the software products being sold.

Our maintenance services VSOE of fair value is determined by reference to the prices our customers pay for this support when it is sold separately; that is, when we enter into an arms-length, annual renewal transaction with customers where the only offering sold is maintenance. These standalone maintenance renewal transactions are typically for one year in duration and are priced as a targeted percentage of the initial, discounted purchase price. We bill these renewal transactions in advance of the services provided. We also sometimes offer customers the right to purchase maintenance for multiple annual periods beyond the first year. Revenue for our standalone sale of annual maintenance renewals in years two, three and beyond is recognized ratably over the support term. Sales of maintenance for multiple annual periods are treated similarly.

Our professional services VSOE of fair value is determined by reference to our established pricing and discounting practices for these services when sold separately. Our professional services are typically sold as time-and-materials based contracts that average approximately fifteen days in duration. Revenue from professional services is generally recognized as the services are performed in accordance with the underlying service contracts.

If we cannot objectively determine the fair value of any undelivered element (hardware, software, specific upgrade rights, etc.) in a bundled software and services arrangement, we defer revenue until all elements are delivered and services are performed, or until fair value can be objectively determined based on VSOE of fair value for any remaining undelivered elements.

In addition to perpetual software licenses, we sell a small amount of time-based software licenses (or term licenses) each year wherein customers pay a single fee for the right to use the software and receive maintenance for a defined period of time. Approximately 6% of our 2011 license revenue was generated by these time-based software licenses. All license and maintenance revenues on these term licenses are recognized ratably over the license term.

There are numerous factors that can affect our assessment of whether the revenue recognition criteria are satisfied. For example:

•

An arrangement with governing terms and conditions that extend payment terms beyond our customary and historical practices may indicate that collection is not probable. We assess whether fees are fixed or determinable at the time of sale and recognize revenue if all other requirements have been met. Our standard payment terms are 30 days but may vary based on the country in which the agreement is executed. We generally deem payments that are due within 6 months to be fixed and determinable based on collections history and thereby satisfy the required revenue recognition criterion.

•

An arrangement with a contractual clause indicating the transaction is contingent on the end customer’s “satisfaction with and acceptance of” the product may yield a conclusion that the fee is not yet fixed or determinable. Substantially all of our software license arrangements do not include acceptance provisions. Since such acceptance provisions are not contained in our software license arrangements as standard provisions and the incidence of returns in accordance with such acceptance provisions cannot be reasonably estimated, if a contract does include such a provision we recognize revenue upon the earlier of receipt of written customer acceptance or expiration of the acceptance period.

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•

We evaluate arrangements with governmental entities containing “fiscal funding” or “termination for convenience” provisions, when such provisions are required by law, to determine the probability of possible cancellation. We consider multiple factors, including the history with the customer in similar transactions, and the planning, budgeting and approval processes undertaken by the governmental entity. If we determine upon execution of these arrangements that the likelihood of cancellation is not likely, we then recognize revenue once all of the criteria described above have been met. If such a determination cannot be made, revenue is recognized upon the earlier of cash receipt or approval of the applicable funding provision by the governmental entity.

Our product return policy is reflected in our standard form license, maintenance and/or service agreements for end customers as well as for resellers and distributors. These agreements do not typically or expressly provide for product returns and cancellations as a matter of right. Quest maintains an allowance for sales returns and cancellations to cover the circumstances where the company accepts returns or cancellations on a discretionary basis even though not contractually obligated to do so. This allowance is intended only as an estimate of customer payment obligations associated with enforceable contracts for the delivery of products or services, which based on our history, we do not expect to collect.

We analyze various factors including our historical experience, the credit-worthiness of our customers, accounts receivable aging data, contractual terms and conditions and our current analysis of the collectability of accounts receivable in helping us make judgments about the level of allowances to hold for sales returns and cancellations. Changes in judgments on any of these factors could materially impact the timing and amount of revenue and costs recognized.

We recognize channel rebates in accordance with GAAP. The rebates provided to those who distribute our products are recorded as an offset to revenue as they are considered adjustments of the selling price of our products during the period of the corresponding order.

We also recognize some revenue on sales of multiple-element arrangements that include hardware and a combination of software, maintenance and professional services. We recognize revenue related to the nonessential software elements in accordance with the FASB’s software revenue guidance. The remaining elements are excluded from the scope of software revenue guidance and revenue is recognized in accordance with the applicable guidance from the FASB.

Uncollected Deferred Revenue

Because of our revenue recognition policies, there are circumstances for which we are unable to recognize revenue relating to sales transactions that have been billed to customers where uncertainty exists regarding their ability or willingness to pay, and the related account receivable has not been collected. While the receivable represents an enforceable obligation, for balance sheet presentation purposes we have offset the deferred revenue with the related account receivable and no amounts appear in our consolidated balance sheets for such transactions. The aggregate amount of unrecognized accounts receivable and deferred revenue was $29.0 million and $33.0 million at December 31, 2011 and 2010, respectively.

Software Development Costs

Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with FASB’s authoritative guidance on Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed until the product is available for general release. Because our current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no software development costs have been capitalized as of December 31, 2011 and 2010.

Advertising Expenses

We expense all advertising costs as incurred, and such costs were $9.4 million, $5.9 million and $4.5 million for the years ended December 31, 2011, 2010 and 2009, respectively. Advertising expenses are recorded within our operating expenses in our consolidated income statements.

Foreign Currency Translation

In accordance with FASB’s authoritative guidance on Foreign Currency Translation, the U.S. Dollar is considered to be the functional currency for each of our foreign subsidiaries, as such subsidiaries act primarily as an extension of our parent company’s operations. The determination of functional currency is primarily based on the subsidiaries’ relative financial and operational dependence on the parent company. Assets and liabilities in these subsidiaries are re-measured at current exchange rates, except for property and equipment, intangible assets, goodwill and deferred revenue, which are translated at historical exchange rates. Revenues and expenses are re-measured at average exchange rates in effect during the year except

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for revenues and costs related to the above mentioned balance sheet items which are translated at historical rates. Foreign currency gains and losses are included in Other (expense) income, net in the consolidated income statements. There was a net foreign currency (loss) gain of $(4.2) million, $(4.6) million and $1.8 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with FASB’s authoritative guidance on Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We provide valuation allowances against the net deferred tax asset for amounts that are not considered more likely than not to be realized (Please refer to Note 10 – Income Taxes for disclosure of amounts related to deferred taxes and associated valuation allowances).

In accordance with FASBs guidance on Accounting for Uncertainty in Income Taxes, we perform a comprehensive review of our portfolio of uncertain tax positions regularly. In this regard, an uncertain tax position represents our expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return or claim, which has not been reflected in measuring income tax expense for financial reporting purposes. Until these positions are sustained by the taxing authorities, we have not recognized the tax benefits resulting from such positions and report the tax effects as a liability for uncertain tax positions in our consolidated balance sheets.

Taxes Collected from Customers and Remitted to Governmental Authorities

We present taxes collected from customers and remitted to governmental authorities in accordance with the guidance on How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation), on a net basis.

Net Income Per Share Attributable to Quest Software, Inc. Stockholders

Basic net income per share is computed by dividing net income attributable to Quest Software Inc. stockholders by the weighted-average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution of securities by including other common stock equivalents, including stock options and restricted stock units, in the weighted–average number of common shares outstanding for a period, if dilutive.

The table below sets forth the reconciliation of the denominator of the net income per share attributable to Quest Software, inc. stockholders (in thousands):

	Year Ended December 31
	2011	2010	2009
Shares used in computing basic net income per share	87,104	90,411	91,926
Dilutive effect of stock options and restricted stock units (1)	1,888	2,871	2,140

Shares used in computing diluted net income per share	88,992	93,282	94,066

(1)	Options to purchase 6,741, 6,524 and 6,314 shares of common stock were outstanding during 2011, 2010 and 2009, respectively, but were not included in the computation of diluted net income per share as inclusion would have been anti-dilutive.

Stock-Based Compensation

We account for stock-based compensation using the fair value recognition provisions under GAAP. We estimate the fair value of stock options granted using a Black Scholes option valuation model and a single option award approach. We use historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. We amortize the fair value of stock options on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods. We value restricted stock units granted based on the market price of our common stock on the date of the grant. We amortize the value of restricted stock units on a straight-line basis over the restriction period. Please refer to Note 14 – Stock Based Compensation and Employee Benefit Plans for a description of our

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stock-based employee compensation plans and the assumptions we use to calculate the fair value of stock-based employee compensation.

NOTE 2 — ACQUISITIONS

2011 Acquisitions

BakBone Software Incorporated – In January 2011, we acquired 100 percent of the voting equity interest of BakBone Software Incorporated (“BakBone”), a publicly-held provider of data protection software, for cash consideration of approximately $56 million. BakBone provides us with additional technologies and products to provide data protection solutions across heterogeneous physical, virtual and application-level environments.

The acquisition has been accounted for as a business combination and the purchase price was allocated primarily to goodwill and other intangible assets. Actual results of operations of BakBone are included in our consolidated financial statements from the date of acquisition. Our final allocation of the purchase price to assets and liabilities based upon fair value determinations was as follows (in thousands):

Current assets	$12,479
Acquired technologies with a weighted average useful life of 5.2 years	24,500
In-process research and development	400
Customer relationships with a useful life of 4.0 years	11,300
Trademarks and trade names with a useful life of 10.0 years	1,800
Goodwill	18,690
Deferred income tax assets – non-current	9,872
Other non-current assets	2,419
Current liabilities	(6,328)
Deferred revenue – current	(9,383)
Deferred revenue – non-current	(9,491)
Other long-term liabilities	(278)

Total purchase price	$55,980

The intangible assets will be amortized over the pattern in which the expected economic benefits of the intangible assets are realized, which in general is correlated with the cash flows generated from such assets. We acquired an in-process research and development (“IPR&D”) project and the value assigned to the IPR&D was determined utilizing the income approach by determining cash flow projections relating to the project. We applied a discount rate of 28% to derive the value of the IPR&D project. The IPR&D project will be assessed for impairment until completed. Upon completion, the project will be amortized over its estimated useful life, as described above. The goodwill associated with this acquisition is reported within our Licenses, Maintenance Services and Professional Services segments of our business, and is not expected to be deductible for tax purposes. The goodwill allocation of 45% to Licenses, 52% to Maintenance Services and 3% to Professional Services is based on both historical and projected relative contribution from Licenses, Maintenance Services and Professional Services revenues. Goodwill results from expected synergies from the transaction, including complementary products that will enhance our overall product portfolio, and opportunities within new markets, which we believe will result in incremental revenue and profitability.

Smarsh, Inc. – In October 2011, we acquired a 60 percent voting equity interest in Smarsh, Inc. (“Smarsh”), a privately-held provider of secure and reliable email archiving solutions for message compliance and records retention, proactive litigation readiness, and mail server data management, for cash consideration of approximately $56 million. This acquisition was funded through our Wells Fargo line of credit. In connection with this acquisition, we obtained a right to purchase half of the 40 percent noncontrolling interest from the date of acquisition for a maximum redemption value of $26 million, and the minority shareholder was granted the right to require us to purchase half of the 40 percent noncontrolling interest, provided that we have not purchased any additional shares, from the first anniversary until the fifth anniversary of the acquisition date for a maximum redemption value of $22 million. This 20 percent noncontrolling interest is accounted for as redeemable noncontrolling interest because redemption is outside our control. As such, the redeemable noncontrolling interest is reported in the mezzanine section as temporary equity in our consolidated balance sheets. Furthermore, we have a right to acquire the remaining 20 percent noncontrolling interest for a purchase price to be determined by mutual agreement or by use of a third party valuation firm from the later of (1) the purchase of 20 percent noncontrolling interest per above and (2) the third anniversary of the acquisition date.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The acquisition has been accounted for as a business combination and the purchase price was allocated primarily to goodwill, other intangible assets and noncontrolling interest. Actual results of operations of Smarsh are included in our consolidated financial statements from the date of acquisition. Our preliminary allocation of the purchase price to assets and liabilities based upon fair value determinations was as follows (in thousands):

Current assets	$6,974
Acquired technologies with a useful life of 5 years	12,000
In-process research and development	1,900
Customer relationships with a useful life of 15 years	26,000
Trade names with a useful life of 10 years	2,400
Goodwill	48,281
Other non-current assets	4,958
Current liabilities	(2,017)
Deferred income tax liabilities – non-current	(18,040)
Other long-term liabilities	(36)
Redeemable noncontrolling interest	(13,836)
Noncontrolling interest	(13,022)

Total purchase price	$55,562

The preliminary allocation of purchase price for Smarsh was based upon valuation information and estimates and assumptions available at the time of filing. Our estimates and assumptions are subject to change and preliminary valuations are often finalized after a reporting period. The areas of the purchase price allocation that are still not finalized and are subject to change within the measurement period relate to the valuation of certain intangible assets, income taxes and the resulting goodwill.

The intangible assets will be amortized over the pattern in which the expected economic benefits of the intangible assets are realized, which in general is correlated with the cash flows generated from such assets. We acquired an in-process research and development (“IPR&D”) project and the value assigned to the IPR&D was determined utilizing the income approach by determining cash flow projections relating to the project. We applied a discount rate of 13% to derive the value of the IPR&D project. The IPR&D project will be assessed for impairment until completed. Upon completion, the project will be amortized over its estimated useful life, as described above. The goodwill associated with this acquisition is reported within our Maintenance Services segment of our business, and is not expected to be deductible for tax purposes. Goodwill results from expected synergies from the transaction, including complementary products that will enhance our overall product portfolio, and opportunities within new markets, which we believe will result in incremental revenue and profitability.

The fair value of the redeemable noncontrolling interest and noncontrolling interest at acquisition date of approximately $14 million and $13 million, respectively, were estimated by applying the market approach. This fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 inputs under accounting guidance for measuring fair value. Key assumptions include a discount rate of 13 percent because of the lack of control and adjustments because of the lack of marketability that market participants would consider when estimating the fair value of the noncontrolling interest.

Other Acquisitions – We completed six other acquisitions during the year ended December 31, 2011. These acquisitions have been accounted for as business combinations. The aggregate purchase price for these transactions was approximately $130 million. The allocation of purchase price was primarily to goodwill and other intangible assets for approximately $80 million and $50 million, respectively. Actual results of operations of these acquisitions are included in our consolidated financial statements from the effective dates of the acquisitions.

The 2011 acquisitions individually, or in the aggregate, are not material, and therefore supplemental pro forma information is not presented for the years ended December 31, 2011 and 2010.

2010 Acquisitions

Völcker Informatik AG – In July 2010, we acquired 100 percent of the voting equity interest of Germany-based Völcker Informatik AG (“Völcker”), a privately held identity management solutions provider, for cash consideration of approximately $20.2 million. The acquisition further extends the Quest® One Identity Solution product portfolio. In connection with the acquisition, Quest also agreed to certain post-closing payments with a maximum potential payout of approximately $5.0 million paid over three years, of which $2.5 million relates to an earn-out contingent upon achieving

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

certain sales targets and the remainder to retention bonuses tied to continued employment. The estimated fair value of the earn-out contingency of $2.0 million has been recorded as an accrual, making the total purchase price approximately $22.2 million.

The earn-out contingency requires payments of up to $2.5 million that will be due and payable if certain levels of revenues for Völcker products are met during the three-year period subsequent to the close of the acquisition. The fair value of the earn-out contingency was determined using the income approach with significant inputs that are not observable in the market. A key assumption is a discount rate consistent with our estimated pre-tax cost of debt. The expected outcomes were recorded at net present value. Subsequent changes in the fair value of the earn-out contingency will be recorded in earnings.

The acquisition has been accounted for as a business combination and the purchase price was allocated primarily to goodwill and other intangible assets. Actual results of operations of Völcker are included in our consolidated financial statements from the date of acquisition. Our final allocation of the purchase price to assets and liabilities based upon fair value determinations was as follows (in thousands).

Current assets	$2,823
Acquired technologies with a useful life of 4.5 years	5,416
Customer relationships with a useful life of 4.5 years	3,401
Goodwill	13,930
Other non-current assets	490
Current liabilities	(1,246)
Deferred income tax liabilities – non-current	(2,645)

Total purchase price	$22,169

The intangible assets will be amortized over the pattern in which the economic benefits of the intangible assets are being utilized, which in general reflects the cash flows generated from such assets. The goodwill associated with this acquisition is reported within our Licenses, Maintenance Services and Professional Services segments of our business, and is not expected to be deductible for tax purposes. The goodwill allocation of 50% to Licenses, 36% to Maintenance Services and 14% to Professional Services is based on both historical and projected relative contribution from Licenses, Maintenance Services and Professional Services revenues. Goodwill results from expected synergies from the transaction, including complementary products that will enhance our overall product portfolio, and opportunities within new markets, which we believe will result in incremental revenue and profitability.

Surgient, Inc. – In August 2010, we acquired 100 percent of the voting equity interest of Surgient, Inc. (“Surgient”), a privately held cloud management company for cash consideration of $35.0 million. The acquisition has been accounted for as a business combination and the purchase price was allocated primarily to goodwill and other intangible assets. Actual results of operations of Surgient are included in our consolidated financial statements from the date of acquisition. During the third quarter of 2011, as a result of finalizing our analysis of the Surgient pre-acquisition U.S. net operating loss carryovers and other deferred tax items, we recorded a purchase price adjustment that resulted in an increase of $6.1 million in goodwill and a decrease of $6.1 million in non-current deferred income tax assets. Management has concluded that this purchase price adjustment is not material and we did not revise comparative prior period information to reflect this adjustment. Our final allocation of the purchase price to assets and liabilities based upon fair value determinations was as follows (in thousands):

Current assets	$789
Acquired technologies with a useful life of 3.5 years	1,030
In-process research and development	120
Customer relationships with a useful life of 3.5 years	1,240
Goodwill	26,011
Deferred income tax assets – non-current	9,178
Other non-current assets	1,271
Deferred revenue – current	(2,943)
Other current liabilities	(1,124)
Deferred revenue – non-current	(572)

Total purchase price	$35,000

The intangible assets are amortized over the pattern in which the economic benefits of the intangible assets are being utilized, which in general reflects the cash flows generated from such assets. We acquired one in-process research and development (“IPR&D”) project. The value assigned to the IPR&D project was determined utilizing the income approach by determining cash flow projections relating to the project. We applied a discount rate of 12% to determine the value of the

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

IPR&D project. During the third quarter of 2011, certain intangible assets became impaired due to change of plans for certain products that were to include these technology assets. The impairment losses of $1.6 million were recorded in Cost of revenues and Amortization of other purchased intangible assets for $0.8 million each.

The goodwill associated with this acquisition is reported within our Licenses, Maintenance Services and Professional Services segments of our business, and is not expected to be deductible for tax purposes. The goodwill allocation of 55% to Licenses, 37% to Maintenance Services and 8% to Professional Services was determined based on both historical and projected relative contribution from Licenses, Maintenance Services and Professional Services revenues. Goodwill results from expected synergies from the transaction, including complementary products that were expected to enhance our overall product portfolio, and provide us with opportunities within new markets, which at the time of our acquisition we believed would result in incremental revenue and profitability.

The pro forma effects of all 2010 acquisitions individually, or in the aggregate, would not have been material to our results of operations for the years ended December 31, 2010 and 2009, and therefore are not presented.

2009 Acquisition

PacketTrap Networks, Inc. – In December 2009, we acquired all of the outstanding shares of PacketTrap Networks, Inc. (“PacketTrap”), a provider of enterprise class network and application management software, for purchase consideration of approximately $11.0 million. The acquisition of PacketTrap allows us to fill a technical gap in our existing product lines for the network management space and to bolster our focus and product offerings in the mid-market. The PacketTrap purchase agreement provides for earn-out contingency payments totaling up to $10.8 million contingent upon the achievement of certain PacketTrap sales targets. The fair value of the earn-out contingency at acquisition date of $4.0 million has been accrued for a total purchase price of $15.0 million.

The PacketTrap contingent consideration arrangement requires payments of up to $10.8 million that will be due and payable if certain criteria in relation to amounts billed to customers for PacketTrap products are met during the three-year period subsequent to the close of the acquisition. The fair value of the contingent consideration arrangement was determined using the income approach with significant inputs that are not observable in the market. Key assumptions include a discount rate consistent with the level of risk of achievement and probability of meeting those sales targets. The expected outcomes were recorded at net present value. Subsequent changes in the fair value of the liability were recorded in earnings. As of December, 31, 2011, and 2010, the estimated fair value of the earn-out contingency was $— million and $6.5 million, respectively (please refer to Note 16 – Fair Value Measurement for details).

The acquisition has been accounted for as a business combination and the purchase price was allocated primarily to other intangible assets and to the residual asset, goodwill. Actual results of operations of PacketTrap are included in our consolidated financial statements from the date of acquisition. Our final allocation of the purchase price to assets and liabilities based upon the fair value determinations was as follows (in thousands):

Current assets	$51
Acquired technologies with a useful life of 3.0 years	1,500
In-process research and development	1,100
Trade name with an indefinite useful life	800
Customer relationships	100
Non-compete agreements with a useful life of 3.0 years	650
Goodwill	9,985
Other non-current assets	875
Current liabilities	(61)

Total purchase price	$15,000

The intangible assets will be amortized over the pattern in which the economic benefits of the intangible assets are being utilized, which in general reflects the cash flows generated from such assets. We acquired one in-process research and development (“IPR&D”) project. The value assigned to the IPR&D project was determined utilizing the income approach by determining cash flow projections relating to the project. We applied a discount rate of 21% to determine the value of the IPR&D project. During the fourth quarter of 2011, we identified the IPR&D as impaired due to change of plans for certain products that were to include these technology assets. The impairment losses of $1.1 million were recorded in Cost of revenues in our consolidated income statements.

The goodwill associated with this acquisition is reported within our Licenses, Maintenance Services and Professional Services segments of our business, and is not expected to be deductible for tax purposes. The goodwill allocation of 50% to

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Licenses, 47% to Maintenance Services and 3% to Professional Services is based on both historical and projected relative contribution from Licenses, Maintenance Services and Professional Services revenues. The goodwill results from expected synergies from the acquired business, including complementary products that will enhance our overall product portfolio, and opportunities within new markets, which we believe will result in incremental revenue and profitability.

The pro forma effects of PacketTrap would not have been material to our results of operations for the year ended December 31, 2009, and therefore are not presented.

NOTE 3 — GEOGRAPHIC AND SEGMENT REPORTING

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by our chief operating decision maker, or decision-making group, in assessing performance and deciding how to allocate resources. Our reportable operating segments are Licenses, Maintenance Services and Professional Services. The Licenses segment develops and markets licenses to use our software products. The Maintenance Services segment provides after-sale support for software products. The Professional Services segment provides consulting and fee-based training related to our software products.

Previously, we had two reportable operating segments, Licenses and Services. During the first quarter of 2011, we revised our reportable operating segments by separating our Services segment into our Professional Services segment and our Maintenance Services segment. We separated these two previously aggregated segments because the Professional Services component has experienced significant growth and has become more distinct and robust relative to all Services, and also has become more separately managed and analyzed. Previously reported segment data have been reclassified to conform to the 2011 presentation. Goodwill previously allocated to the Services segment has been reallocated between the Maintenance Services and Professional Services segments using a relative fair value approach.

We do not separately allocate operating expenses to these segments, nor do we allocate specific assets to these segments. Therefore, segment information reported includes only revenues, cost of revenues, and gross profit.

Reportable segment data for the three years ended December 31, 2011, is as follows (in thousands):

	Licenses	Maintenance Services	Professional Services	Total
Year ended December 31, 2011:
Revenues	$337,889	$461,793	$57,733	$857,415
Cost of revenues	34,687	42,183	46,248	123,118

Gross profit	$303,202	$419,610	$11,485	$734,297

Year ended December 31, 2010:
Revenues	$320,683	$399,901	$46,513	$767,097
Cost of revenues	24,404	31,370	36,439	92,213

Gross profit	$296,279	$368,531	$10,074	$674,884

Year ended December 31, 2009:
Revenues	$279,238	$377,955	$38,043	$695,236
Cost of revenues	26,974	28,599	29,929	85,502

Gross profit	$252,264	$349,356	$8,114	$609,734

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenues are attributed to geographic areas based on the location of the entity from which the products or services were invoiced. Revenues and long-lived assets concerning principal geographic areas in which we operate are as follows (in thousands):

	United States	Ireland	Other International (2)	Total
Year ended/As of December 31, 2011:
Revenues	$503,919	$156,860	$196,636	$857,415
Long-lived assets (1)	120,929	13,747	15,553	150,229
Year ended/As of December 31, 2010:
Revenues	$477,255	$104,075	$185,767	$767,097
Long-lived assets (1)	79,422	5	13,270	92,697
Year ended/As of December 31, 2009:
Revenues	$434,213	$66,103	$194,920	$695,236
Long-lived assets (1)	81,627	10	15,021	96,658

(1)	Includes property and equipment, net and other assets.
(2)	No single location within Other International accounts for greater than 10% of total revenues.

NOTE 4 — CASH AND CASH EQUIVALENTS AND INVESTMENTS

The following table summarizes our cash and cash equivalents and investments by balance sheet classification at the dates indicated (in thousands):

Classification on balance sheet	December 31
	2011		2010
	Amortized Cost	Fair Value (1)	Amortized Cost	Fair Value (1)
Cash and cash equivalents	$192,165	$192,165	$356,533	$356,533
Short-term investments	36,688	36,774	90,159	90,284
Long-term investments	24,964	24,832	45,271	45,466

Total cash and cash equivalents and investments	$253,817	$253,771	$491,963	$492,283

(1)	Please refer to Note 16 – Fair Value Measurements for details regarding fair value measurements.

The following table summarizes our investments by investment category at the dates indicated (in thousands):

	December 31, 2011
Investment category:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
US treasury securities	$6,920	$1	$—	$6,921
US agency securities	5,526	25	—	5,551
Corporate notes/bonds	47,600	124	(196)	47,528
Certificates/term deposits	1,606	—	—	1,606

Total investments	$61,652	$150	$(196)	$61,606

	December 31, 2010
Investment category:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
US treasury securities	$24,463	$48	$—	$24,511
US agency securities	35,331	61	(5)	35,387
Commercial paper	14,980	6	(2)	14,984
Corporate notes/bonds	50,969	214	(2)	51,181
Certificates/term deposits	9,687	—	—	9,687

Total investments	$135,430	$329	$(9)	$135,750

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The average remaining maturities of the Company’s short-term and long-term available-for-sale investments at December 31, 2011 were approximately 6 months and 20 months, respectively.

Interest income, included in Other (expense) income, net in the accompanying consolidated income statements, was $2.1 million, $2.4 million and $1.9 million for the years ended December 31, 2011, 2010 and 2009, respectively.

NOTE 5 — PROPERTY AND EQUIPMENT, NET

Net property and equipment consisted of the following (in thousands):

	December 31
	2011	2010
Building	$39,297	$39,003
Furniture and fixtures	17,249	15,846
Machinery and equipment	9,163	7,181
Computer equipment	65,331	54,940
Computer software	51,541	43,822
Leasehold improvements	18,615	15,438
Land	16,317	11,154
Construction in progress - building	6,427	—

	223,940	187,384
Less accumulated depreciation and amortization	(129,338)	(116,530)

Property and equipment, net	$94,602	$70,854

Total depreciation and amortization expense related to property and equipment was $15.4 million, $14.2 million and $15.4 million in 2011, 2010 and 2009, respectively.

NOTE 6 — GOODWILL AND INTANGIBLE ASSETS, NET

The changes in the carrying amount of goodwill by reportable operating segment (please refer to Note 3 – Geographic and Segment Reporting for discussion of our reportable operating segments) for the year ended December 31, 2010 and 2011, are as follows (in thousands):

	Licenses	Maintenance Services	Professional Services	Total
Balance as of December 31, 2009	$470,934	$198,895	$652	$670,481
Acquisitions (1)	17,837	12,196	3,664	33,697
Adjustments (2)	1,324	715	7	2,046

Balance as of December 31, 2010	490,095	211,806	4,323	706,224
Acquisitions (1)	49,591	94,783	3,517	147,891
Adjustments (3)	2,557	1,292	480	4,329

Balance as of December 31, 2011	$542,243	$307,881	$8,320	$858,444

(1)	Please refer to Note 2 – Acquisitions for additional details.
(2)	Primarily from post-acquisition payment obligations to former shareholders of acquisitions we made in 2007 pursuant to accounting principles applicable to acquisitions in that year.
(3)	Adjustments relate to finalization of purchase price allocations, primarily from Surgient (please refer to Note 2 – Acquisitions for details of this adjustment).

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible assets, net are comprised of the following (in thousands):

	December 31
	2011			2010
	Gross Carrying Amount	Accumulated Amortization and Impairments	Net	Gross Carrying Amount	Accumulated Amortization and Impairments	Net
Acquired technology and IPR&D (1)	$244,680	$(157,944)	$86,736	$164,816	$(133,591)	$31,225
Customer relationships	122,918	(67,193)	55,725	74,318	(50,639)	23,679
Non-compete agreements	15,068	(13,896)	1,172	13,919	(13,201)	718
Trademarks and trade names (2)	19,596	(12,843)	6,753	13,302	(6,139)	7,163

	$402,262	$(251,876)	$150,386	$266,355	$(203,570)	$62,785

(1)	IPR&D projects were identified and valued related to our acquisitions. These projects are continually assessed for impairment. Upon completion, these projects will be amortized over their estimated useful life.
(2)	Trademarks and trade names include $6.2 million and $0.8 million in trade names related to our acquisition of ScriptLogic and PacketTrap, respectively, that each have an indefinite useful life, and as such are not being amortized. In 2011, the $6.2 million trade name related to ScriptLogic became impaired (please refer to discussion below).

During the year ended December 31, 2011, we recognized impairment losses of approximately $9 million. During the third quarter of 2011, certain intangible assets related to Surgient were impaired due to changed plans for certain products that were to include these technology assets. The impairment loss of $1.6 million was recorded in Cost of revenues and Amortization of other purchased intangible assets for $0.8 million each in our consolidated income statements. During the fourth quarter of 2011, the trade name of $6.2 million related to ScriptLogic and the IPR&D of $1.1 million related to PacketTrap became impaired. The trade name related to ScriptLogic became impaired due to the integration and branding of ScriptLogic products with Quest products. The IPR&D related to PacketTrap became impaired due to changed plans for certain products that were to include these technology assets. The impairment loss of $6.2 million was recorded in Amortization of other purchased intangible assets and $1.1 million was recorded in Cost of revenues in our consolidated income statements.

Amortization expense for intangible assets was $39.4 million, $28.8 million and $32.6 million for the year ended December 31, 2011, 2010 and 2009, respectively. Estimated annual amortization expense related to intangible assets reflected on our December 31, 2011 balance sheet is as follows (in thousands):

Estimated Annual Amortization Expense
2012	$43,612
2013	29,863
2014	27,285
2015	18,185
2016 and thereafter	30,641

Total accumulated amortization	$149,586

NOTE 7 — COST METHOD INVESTMENTS

We invested $31.8 million and $2.1 million in early stage private companies and private equity funds during the year ended December 31, 2011 and 2010, respectively. These investments are accounted for under the cost method given that we do not have the ability to exercise significant influence over these companies. The fair value of our cost method investments is not estimated if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment. We determined that it is not practicable to estimate the fair value of our cost method investments since these investments were made in privately-held companies that are not subject to the same disclosure regulations as U.S. public companies, and, as such, the basis for an estimated fair value is subject to the completeness, quality, timing and accuracy of data received from these private companies. Our cost method investments are carried at $46.1 million and $14.3 million as part of Other assets in our consolidated balance sheets at December 31, 2011 and 2010, respectively.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8 — LOANS PAYABLE

In February 2011, our line of credit agreement with Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill, LLC), as arranger, administrative agent and lender, was amended and renewed for a subsequent five-year term (the “Amended Credit Agreement”). The Amended Credit Agreement allows for cash borrowings and letters of credit under a secured revolving credit facility of up to a maximum of $100.0 million. Interest will accrue based on a floating rate based on, at the Company’s election, (i) LIBOR (subject to reserve requirements) or (ii) the greater of (a) the Federal Funds Rate plus  1/2% or (b) Wells Fargo’s prime rate, in each case, plus an applicable margin. The Amended Credit Agreement includes limitations on the Company’s ability to, among other things, incur debt, grant liens, make acquisitions and other investments, make certain restricted payments such as dividend payments, and dispose of assets. The Amended Credit Agreement is secured by substantially all of the Company’s assets, subject to certain exceptions. Fees associated with this amended line of credit were approximately $0.5 million and will be amortized over the life of the credit agreement as interest expense. As of December 31, 2011, we have a $91 million balance outstanding under this line of credit recorded as current loans payable in our consolidated balance sheets.

In August 2009, we entered into a loan agreement with Mutual of Omaha Bank whereby we borrowed an aggregate principal amount of $34 million. The loan is secured by our real property at our headquarters in Aliso Viejo, California. We have used the proceeds from the loan for working capital and other general corporate purposes. The loan matures in five years, during which time we will make equal monthly principal and interest payments at a 7.03% interest rate on a fixed rate, 25-year amortization schedule. Events of default include, among other things, payment defaults, breaches of covenants and bankruptcy events. In the case of a continuing event of default, the lender may, among other things, accelerate the payment of any unpaid principal and interest amounts, increase the then-current interest rate by 5% and foreclose on the real estate collateral. As of December 31, 2011, we have a $32.7 million balance outstanding with $0.6 million recorded as current and $32.1 million recorded as long-term portion of loans payable in our consolidated balance sheets.

Scheduled maturities of current and long-term loans payable are as follows (in thousands):

Year Ending December 31
2012	$91,597
2013	648
2014	31,485

Total loans payable	$123,730

We were in compliance with all debt-related covenants as of December 31, 2011.

NOTE 9 — OTHER (EXPENSE) INCOME, NET

Other (expense) income, net consists of the following (in thousands):

	Year Ended December 31
	2011	2010	2009
Interest income	$2,056	$2,393	$1,863
Interest expense	(3,957)	(4,445)	(2,827)
Foreign currency (losses) gains, net (1)	(4,248)	(4,588)	1,798
Forward foreign currency contracts gains (losses), net (2)	1,952	(459)	(893)
Other (expense) income, net	(553)	65	766

Total other (expense) income, net	$(4,750)	$(7,034)	$707

(1)	Our foreign currency (losses) gains, net are predominantly attributable to the re-measurement gains or losses on our net balances of monetary assets and liabilities in our foreign subsidiaries which were primarily denominated in the Euro, and to a lesser extent, the British Pound and Canadian Dollar. The foreign currency re-measurement adjustments to these balance sheet items are calculated by comparing the currency spot rates at the end of a month to the spot rates at the end of the previous month.
(2)	Relates to changes in fair value of our forward foreign currency contracts not designated as hedging instruments. Please refer to Note 15 — Derivative Instruments for further details.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 10 — INCOME TAXES

The provision for income taxes consists of the following (in thousands):

	Year Ended December 31
	2011	2010	2009
Current:
Federal	$17,494	$2,664	$3,509
State	5,251	2,427	1,674
Foreign	7,920	6,838	13,601
Deferred:
Federal	1,302	7,579	1,791
State	176	15	1,284
Foreign	2,682	(1,703)	(5,840)

Total income tax provision	$34,825	$17,820	$16,019

The reconciliations of the U.S. federal statutory rate to the effective income tax rate are as follows:

	Year Ended December 31
	2011	2010	2009
Tax provision at U.S. federal statutory rates	35.0%	35.0%	35.0%
State taxes	4.0	1.4	2.0
Foreign taxes and foreign losses with tax benefit	(0.6)	(13.3)	(19.1)
Change in U.S. valuation allowance	0.4	(0.2)	(0.3)
Research and development credits	(4.3)	(3.5)	(2.1)
Section 199 benefit (1)	(2.7)	—	—
Stock-based compensation expense (1)	6.7	—	—
Other	2.1	(3.7)	3.5

	40.6%	15.7%	19.0%

(1)	For 2010 and 2009, the impact of Section 199 benefit and stock-based compensation expense were not separately disclosed as these were not material to the overall effective tax rate.

Our effective income tax rate increased to 40.6% compared to the previous year primarily as a result of the mix of pre-tax income between high and low tax jurisdictions, and other discrete items impacting the year ended December 31, 2011. Discrete items primarily include additional valuation allowances recorded against foreign deferred tax assets for Brazil, Mexico and China, excess shortfalls associated with the exercise, cancellation and expiration of stock options, and decreases due to release of reserves from the expiration of the U.S. federal income tax statute for the fiscal year 2007 and closure of the Canada Revenue Agency income tax audit for the fiscal years 2006 through 2007.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred taxes are as follows (in thousands):

	December 31
	2011	2010
Deferred tax assets:
Accounts receivable and sales returns reserves	$255	$170
Accrued liabilities	7,225	7,353
Deferred revenue	9,972	4,256
Foreign net operating loss carry-forwards	20,267	18,292
U.S. net operating loss carry-forwards	29,315	17,827
Stock compensation	13,146	16,549
Tax credits	13,999	14,303
Other	13,162	13,423

Total gross deferred tax assets	107,341	92,173
Deferred tax liability - Intangibles	(42,243)	(16,518)
Deferred tax liability - Fixed Assets	(2,724)	(92)
Valuation allowance	(23,168)	(20,309)

Net deferred income taxes	39,206	55,254
Less current portion	(21,647)	(8,269)

Non-current portion	$17,559	$46,985

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2011, our valuation allowance was approximately $23.2 million on certain of our deferred tax assets. The change of $2.9 million in our valuation allowance primarily relates to a net increase in allowances related to foreign net operating losses in Brazil, Mexico and China. Based on the weight of available evidence, we believe that it is more likely than not that these deferred tax assets will not be realized.

As of December 31, 2011, we have estimated federal and state net operating loss carry-forwards of approximately $110.7 million from acquired subsidiaries which begin to expire in 2011. Additionally, we have certain federal net operating losses of approximately $5.4 million related to an acquired subsidiary that, as a result of federal consolidation rules, are not available to offset current or future income of our other U.S. entities. At December 31, 2011, we also have foreign net operating loss carry-forwards of approximately $85.1 million, which began to expire in 2011. Approximately $25.1 million of the foreign net operating loss carry-forwards were incurred by subsidiaries prior to the date of our acquisition of such subsidiaries. We established a valuation allowance of approximately $3.7 million at the dates of acquisition related to these subsidiaries.

As of December 31, 2011, we have state tax credit carry-forwards of $7.5 million, which will carry forward indefinitely until utilized. Also, we have $1.5 million of acquired state tax credits that are subject to ownership change limitations and will begin to expire in 2018.

During the current year, we realized net tax benefits of $6.9 million from the stock-based compensation. That amount was allocated and debited (credited) to the following items (in thousands):

Goodwill	(10)
Deferred income tax asset	(11,064)
Income tax provision	4,100

Total	$(6,974)

Income before income taxes consists of the following components (in thousands):

	Year Ended December 31
	2011	2010	2009
United States	$54,618	$55,856	$14,953
Foreign	31,157	57,686	69,242

Total	$85,775	$113,542	$84,195

As of December 31, 2011, gross undistributed earnings of our foreign subsidiaries were approximately $333.1 million and are considered permanently reinvested outside the United States. It is not practicable to estimate the amount of U.S. income taxes or foreign withholding taxes that may be payable upon distribution of such earnings.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2011, the estimated liability for our uncertain tax positions was approximately $56.9 million. The change in unrecognized tax benefits, excluding interest and penalties, is as follows (in thousands):

	Year Ended December 31
	2011	2010	2009
Unrecognized tax benefit at the beginning of the year	$46,846	$51,332	$47,477
Additions from tax positions taken in the current year	11,889	7,366	9,129
Additions from tax positions taken in prior years	4,339	151	7,467
Reductions from tax positions taken in prior years	—	(2,974)	(10,665)
Settlements of tax audits	(1,324)	—	(2,076)
Decrease related to lapse of statute of limitations	(4,816)	(9,029)	—

Unrecognized tax benefit at the end of the year	$56,934	$46,846	$51,332

Included in the unrecognized tax benefit at December 31, 2011 is $39.3 million of tax benefits that, if recognized, would affect the effective tax rate. Also included in the unrecognized tax benefits at December 31, 2011 is $17.6 million of tax benefits that, if recognized would result in adjustments to deferred tax assets and long term income taxes payable/receivable or valuation allowances.

During the years ended December 31, 2011 and 2010, we recorded on a cumulative basis approximately $5.2 million and $4.3 million for tax-related interest and penalties within the income tax provision, respectively. Penalties and tax-related interest expense are reported as a component of our income tax provision.

As of December 31, 2011, we are no longer subject to U.S. federal audits for years through December 31, 2007 and California state audits for years through December 31, 2006. We continue to be subject to examination in the U.S. federal jurisdiction for years from 2008 through 2011, as well as various state and foreign jurisdictions for the tax years from 2006 through 2011.

During the first quarter of 2011, we received examination notices from the Internal Revenue Service and the California Franchise Tax Board to audit income tax returns filed for calendar years 2008 through 2009, and 2007 through 2008, respectively. Both of these examinations are currently in the information gathering stage and no assessments have been made at this point.

During 2009, we filed requests with Irish Inland Revenue and the French Tax Authority to enter into the Mutual Agreement Procedure pursuant to Article 24 of the Ireland-France Income Tax Treaty. This request attempts to resolve the adjustments proposed by the French Tax Authority during their audit of our French subsidiary for the period April 1, 2003 through December 31, 2004. This request continues to be outstanding as of December 31, 2011.

Additionally, we are currently under examination by the French Tax Authority for the years ended December 31, 2005 – 2008, the German Tax Authority for the years ended December 31, 2005 – 2007 and Her Majesty’s Revenue & Customs (UK) for the years ended December 31, 2006 – 2007. In December 2009 we received a tax assessment from the French Tax Authority for the years ended December 31, 2005 – 2006. In November 2010, we received a tax assessment from the French Tax Authority for the years ended December 31, 2007 – 2008. We continue to pursue resolution of these assessments through the various appeals processes within France. Neither assessment from the French Tax Authority has been incorporated into the current Mutual Agreement Procedure pursuant to Article 24 of the Ireland-France Income Tax Treaty.

During the quarter ended September 30, 2011, we received notice from the Canadian Revenue Agency informing us they have closed the audit period with no proposed adjustments.

We believe appropriate provisions for all outstanding issues have been made for all jurisdictions and all open years. However, due to the risk that audit outcomes and the timing of audit settlements are subject to significant uncertainty and as we continue to evaluate such uncertainties in light of current facts and circumstances, our current estimate of the total amounts of unrecognized tax benefits could increase or decrease for all open tax years. As of the date of this report, we do not anticipate that there will be any significant change in the unrecognized tax benefits within the next twelve months.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 11 — NONCONTROLLING INTEREST

In October 2011, we acquired a 60 percent voting equity interest in Smarsh, Inc., a privately-held company. The minority shareholder who holds the remaining 40 percent noncontrolling interest was granted the right to require us to purchase half of the 40 percent noncontrolling interest from the first anniversary until the fifth anniversary of the acquisition date. The maximum redemption value payable by us in that case would be $22 million. The put right is embedded in the shares owned by the minority shareholder and is not freestanding. This 20 percent noncontrolling interest is accounted for as redeemable noncontrolling interest because redemption is outside our control. As such, the redeemable noncontrolling interest is reported in the mezzanine section as temporary equity in our consolidated balance sheets. The remaining 20 percent noncontrolling interest is presented within total equity in our consolidated balance sheets. Noncontrolling interest that is redeemable at other than fair value is recorded at the higher of its carrying amount or redemption value as if the end of the reporting period was the redemption date. As of December 31, 2011, the carrying amount of the redeemable noncontrolling interest was increased to the redemption value of $22 million. The increase of $8.2 million was recorded in net loss attributable to noncontrolling interest, thereby directly affecting net income attributable to Quest Software, Inc. Net income per share is calculated based on net income attributable to Quest Software, Inc. stockholders.

NOTE 12 — STOCKHOLDERS’ EQUITY

In May 2011, our Board of Directors authorized a new stock repurchase program covering up to $200 million of our common stock. This program replaced the $150 million stock repurchase program previously authorized in February 2011. Any stock repurchases may be made through open market and privately negotiated transactions, at times and in such amounts as management deems appropriate, including pursuant to one or more Rule 10b5-1 trading plans. Rule 10b5-1 permits Quest to establish, while not in possession of material nonpublic information, prearranged plans to buy stock at a specific price in the future, regardless of any subsequent possession of material nonpublic information. The timing and actual number of shares repurchased will depend on a variety of factors including market conditions, corporate and regulatory requirements, and capital availability. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice. During the year ended December 31, 2011, we repurchased 11.9 million shares at a weighted-average price per share of $21.95, for a total cost of $261.8 million pursuant to the two authorizations above. As of December 31, 2011, a total of $68.0 million remains available pursuant to our stock repurchase authorization.

Previously, in August 2009, the Board of Directors authorized a plan to repurchase up to $100 million of our common stock. Any stock repurchases could be made through open market and privately negotiated transactions, at times and in such amounts as management deemed appropriate, including pursuant to one or more Rule 10b5-1 trading plans. Rule 10b5-1 permits Quest to establish, while not in possession of material nonpublic information, prearranged plans to buy stock at a specific price in the future, regardless of any subsequent possession of material nonpublic information. The timing and actual number of shares repurchased depended on a variety of factors including market conditions, corporate and regulatory requirements, and capital availability. The stock repurchase program did not have an expiration date and could be limited or terminated at any time without prior notice. During the twelve months ended December 31, 2010, we repurchased 2.3 million shares under this stock repurchase authorization at a weighted-average price per share of $16.50, for a total cost of $37.4 million. In February 2011, the Board of Directors increased the authorization under this stock repurchase program previously authorized in 2009 to an aggregate of $150 million.

In June 2009, we commenced a modified “Dutch Auction” tender offer to purchase up to 10,715,000 shares of our common stock. In July 2009, we accepted for purchase 6,850,871 shares in the tender offer, at a price of $14.00 per share, for a total cost of $95.9 million excluding approximately $1.3 million in fees and expenses related to the tender offer.

In March 2009, our Board of Directors authorized a stock repurchase of up to $100 million of our common stock. This stock repurchase authorization was terminated in connection with the commencement of the June 2009 tender offer as discussed above. During the year ended December 31, 2009, we repurchased 341,639 shares under this stock repurchase authorization at a weighted-average price per share of $11.37, for a total cost of $3.9 million.

NOTE 13 — RELATED PARTY TRANSACTIONS

In 2000, we received a note receivable with a face amount of $15.8 million from one of our then executive officers for the purchase of 339,200 shares of our common stock at a purchase price of $46.50 per share. The note receivable bears interest at 6.33% per annum. The officer granted Quest a security interest in the shares and also assigned, transferred, and pledged the shares to Quest to secure his obligations under the note. The Company maintains physical possession of the certificates representing the shares purchased as collateral until payment of the principal and interest under the note is made.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The former officer remained employed by Quest as of December 31, 2011. The note receivable is deemed to be a non-recourse obligation of the former officer for financial reporting purposes, and as such we recorded the note as a reduction to stockholders’ equity and recorded a corresponding credit to common stock. The original maturity date of the note receivable was August 2007. In December 2009, the former executive officer and Quest signed a letter extending the due date of the note receivable until June 1, 2010. The note receivable is due and we are currently pursuing methods of collection or other means of recovery.

We believe that the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties.

NOTE 14 — STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

We adopted the Managing for Results (“MFR”) Profit Sharing Plan in 2008, which is intended to reward and recognize key management and individual contributors capable of affecting the long-term growth, profitability, and major market successes of the global corporation. The participating employees are awarded performance plan unit(s) that are payable at the discretion of the Compensation Committee of our Board of Directors in either stock awards or cash. For the 2008 and 2009 Plan years, the performance plan units were converted into restricted stock units (“RSUs”) and for the 2010 and 2011 Plan years, the performance plan units were converted to stock options. All awards are subject to the achievement of certain performance objectives and service requirements. The RSUs awarded are subject to a three-year quarterly vesting schedule while the 2010 and 2011 option awards vest over three years and six years, respectively. Eligible employees must maintain active employment status on each vesting date to maintain eligibility to receive the shares of stock. Any stock based awards granted under the profit sharing plan will be granted pursuant to the terms of our 2008 Stock Incentive Plan described below.

Stock-Based Compensation Plans

In March 2008, our Board of Directors adopted the Quest Software, Inc. 2008 Stock Incentive Plan (the “2008 Plan”). The 2008 Plan, which was approved by our stockholders in May 2008, is the successor to the Quest Software, Inc. 1999 Stock Incentive Plan, as amended (the “1999 Plan”) and the Quest Software, Inc. 2001 Stock Incentive Plan (the “2001 Plan” and, together with the 1999 Plan, the “Prior Plans”). The 2008 Plan became effective and replaced the Prior Plans effective July 1, 2008. Our Board adopted the 2008 Plan to provide a means to secure and retain the services of our employees, directors, and consultants, to provide a means by which such eligible individuals may be given an opportunity to benefit from increases in the value of our Common Stock through the grant of stock awards, and thereby align the long-term compensation and interests of those individuals with our stockholders.

We had previously authorized for issuance an aggregate 38.5 million shares of common stock available to employees, directors and consultants under the Prior Plans. Any shares remaining available for issuance pursuant to the exercise of options or settlement of stock awards under the Prior Plans are available for issuance pursuant to stock awards granted under the 2008 Plan. Any shares subject to outstanding stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement shall become available for issuance pursuant to stock awards granted under the 2008 Plan.

The 2008 Plan provides for the discretionary grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, and other forms of equity compensation (collectively, the “stock awards”). Incentive stock options granted under the 2008 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the “Code.” Non-statutory stock options granted under the 2008 Plan are not intended to qualify as incentive stock options under the Code. The 2008 Plan also provides for the automatic grant of stock options to non-employee Board members over their period of service on our Board, continuing the similar program for automatic stock option grants to non-employee directors under the 1999 Plan.

Non-qualified stock options granted under the 2008 Plan and Prior Plans generally have a 10-year life and vest ratably over a five year period, generally at the rate of 20% one year after the grant date and 10% semi-annually thereafter. In 2010 and 2011, we granted MFR option awards that vest over three years and six years, respectively. All outstanding stock awards granted under the Prior Plans will continue to remain subject to the terms and conditions of those predecessor plans. All stock awards granted after the July 1, 2008 effective date of the 2008 Plan will be subject to the terms of the 2008 Plan. The exercise price of all options granted under the 2008 Plan is to be established by the Plan Administrator; provided, however, that the exercise price of stock options shall not be less than the market value of our Common Stock on the date of grant. The Plan Administrator for the 2008 Plan is the Compensation Committee of the Board of Directors. Except as otherwise noted, the terms of stock awards granted under the 2008 Plan are substantially similar to those granted under the Prior Plans.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The number of shares of Common Stock available for issuance under the 2008 Plan is 20.3 million as of December 31, 2011. The number of shares of Common Stock reserved for issuance under the 2008 Plan will be reduced by 1 share for each share of Common Stock issued under the 2008 Plan pursuant to a stock option and by 1.94 shares for each share of Common Stock issued under the 2008 Plan pursuant to a restricted stock award, restricted stock unit award, or other stock award. There were approximately 137 thousand assumed options that were issued related to an acquisition in the fourth quarter of 2011 and such grants were outside of the 2008 Plan. As of December 31, 2011, there were 4.5 million shares available for grant under the 2008 Plan.

Our Board may amend or modify the 2008 Plan at any time, subject to any required stockholder approval. To the extent required by applicable law or regulation, stockholder approval will be required for any amendment that (a) materially increases the number of shares available for issuance under the 2008 Plan; (b) materially expands the class of individuals eligible to receive stock awards under the 2008 Plan; (c) materially increases the benefits accruing to the participants under the 2008 Plan or materially reduces the price at which shares of common stock may be issued or purchased under the 2008 Plan; (d) materially extends the term of the 2008 Plan; or (e) expands the types of awards available for issuance under the 2008 Plan.

Stock Option Awards

A summary of the activity of employee stock options during the year ended December 31, 2011, and details regarding the options outstanding and exercisable at December 31, 2011, are provided below:

	Number of Shares (in thousands)	Weighted-Average Exercise Price (per share)	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands) (1)
Outstanding at December 31, 2010	13,130	$16.93
Granted	6,425	$19.30
Exercised	(1,875)	$17.24
Canceled/forfeited/expired	(1,901)	$21.98

Outstanding at December 31, 2011	15,779	$17.26	7.38	$42,593

Vested or expected to vest at December 31, 2011	14,423	$17.17	7.21	$39,946

Exercisable at December 31, 2011	5,213	$14.10	4.34	$25,746

(1)	These amounts represent the difference between the exercise price and $18.60, the closing price of Quest Software, Inc. stock on December 31, 2011 as reported on the NASDAQ National Market, for all options outstanding that have an exercise price currently below the closing price.

The weighted-average fair value of options granted during the years ended December 31, 2011, 2010 and 2009 was $7.09, $7.11 and $6.54, respectively. The total intrinsic value of options exercised was $12.6 million, $37.6 million and $14.5 million for the years ended December 31, 2011, 2010 and 2009, respectively. The total fair value of options vested during the years ended December 31, 2011, 2010 and 2009 was $16.1 million, $8.9 million and $8.8 million, respectively.

Restricted Stock Unit Awards

RSUs have been granted to selected executives pursuant to our Executive Incentive Plan. We have also granted RSUs to key employees pursuant to the MFR Profit Sharing Plan described above. All of our outstanding RSUs vest over three years with vesting contingent upon continuous service and meeting certain company-wide performance goals, including sales, operating profit margin, and cash flow targets. We estimate the fair value of RSUs using the market price of our common stock on the date of the grant. The fair value of these awards is amortized on a straight-line basis over the vesting period. Additionally, a portion of each RSU award is settled in cash, only to the extent necessary to pay the minimum tax withholding or any government levies on the restricted stock unit.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of our RSUs activity during the year ended December 31, 2011 is provided below:

	Number of Shares	Weighted-Average Grant Date Fair Value (per share)
Non-vested at January 1, 2011	787,798	$14.99
Granted	—	$—
Vested	(474,679)	$14.44
Forfeited	(76,788)	$15.70

Non-vested at December 31, 2011(1)	236,331	$15.88

(1)	225,744 of these shares are expected to vest.

The total fair value of RSUs vested during the years ended December 31, 2011, 2010 and 2009 was $6.9 million, $8.4 million and $4.2 million, respectively. The weighted-average grant-date fair value of RSUs granted during the year ended December 31, 2009 was $12.49. There were no RSUs granted during fiscal years 2010 and 2011.

Stock-Based Compensation Expense

The following table presents the income statement classification of all stock-based compensation expense for the years ended December 31, 2011, 2010 and 2009 (in thousands):

	Year Ended December 31,
	2011	2010	2009
Cost of licenses	$—	$1	$1
Cost of services	1,042	1,114	737
Sales and marketing	7,150	6,861	4,997
Research and development	8,180	8,015	5,385
General and administrative	8,897	7,109	4,058

Total stock-based compensation	25,269	23,100	15,178
Tax benefit associated with stock-based compensation expense (1)	9,905	8,940	6,071

Reduction of net income	$15,364	$14,160	$9,107

(1)	The recognized tax benefit related to stock-based compensation expense is estimated to be 39.2%, 38.7% and 40% in fiscal years 2011, 2010 and 2009, respectively. These rates approximate the blended Federal and State statutory tax rate after the benefit for state taxes which provides an accurate estimate of the current and deferred tax benefits ultimately received from stock-based compensation.

As of December 31, 2011, total unrecognized stock-based compensation cost related to non-vested stock option awards was $52.3 million, which is expected to be recognized over a weighted-average period of 4.1 years, and total unrecognized stock-based compensation expense related to non-vested RSUs was $2.9 million, which is expected to be recognized over a weighted-average period of 0.9 years.

Determining Fair Value

Valuation and Amortization Method. We estimate the fair value of stock options granted using the Black-Scholes option valuation model utilizing a single option approach. For equity awards that are expected to be settled with RSUs, but not yet granted (related to the MFR Profit Sharing Plan), we measure the value of these awards based on the market price of our common stock as of the date of the end of each reporting period. Once an RSU is granted (approved by the Compensation Committee of our Board of Directors and communicated to the participating employees) we estimate the fair value of RSUs using the market price of our common stock on the date of the grant. The fair value of all stock-based awards is generally amortized on a straight-line basis over the vesting period.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have reviewed our historical pattern of option exercises and have determined that meaningful differences in option activity existed among employees. Therefore, we have categorized these awards into two separate groups of employees. The employees within each group have similar historical exercise behavior for valuation purposes.

Determining the fair value of stock option awards at the grant date requires judgment, including estimating the expected term, expected volatility, risk-free interest rate and dividend yield. We may use different assumptions under the Black-Scholes option valuation model in determining the fair value of any option grants in future years, which could materially affect the measurement of the fair value of those options.

Expected Term. The expected term of options granted represents the period of time such options are expected to be outstanding. We estimate the expected terms of options granted based on historical exercise patterns across two different groups of employees. We believe these estimates are reasonably representative of each group’s likely future behavior.

Expected Volatility. Expected volatilities are based on historical volatilities of Quest’s stock as we believe the historical volatilities to be a fair indicator of future volatility of our stock.

Risk-Free Interest Rate. We base the risk-free interest rate on the U.S. Treasury zero-coupon issues in effect at the time of option grant for equivalent remaining terms.

Dividend Yield. We do not expect to pay any dividends and, therefore, we use an expected dividend yield of zero.

We used the following assumptions to estimate the fair value of options granted during the years ended December 31, 2011, 2010 and 2009:

	Year Ended December 31
	2011		2010		2009
	Range:	Weighted Average:	Range:	Weighted Average:	Range:	Weighted Average:
Risk-free interest rate	0.8% to 2.5%	1.4%	1.1% to 3.1%	2.1%	1.6% to 3.2%	2.6%
Expected term (in years)	5.2 to 6.8	5.7	5.3 to 8.0	5.9	5.4 to 5.9	5.9
Expected volatility	34% to 36%	34%	34% to 37%	35%	36% to 40%	38%
Expected dividend yield	None	None	None	None	None	None

Employee 401(k) Plan

We sponsor the Quest Software, Inc. 401(k) Plan (“401(k) Plan”) covering substantially all of our employees. As allowed under Section 401(k) of the Internal Revenue Code, the 401(k) Plan provides tax-deferred salary deductions for eligible employees. Employees may contribute from 1% to 100% of their annual compensation to the 401(k) Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. Participant contributions and discretionary matching contributions to employees with three years of service vest immediately, while discretionary matching contributions made to employees with less than three years of service have certain vesting requirements. Our discretionary matching contributions totaled $3.4 million and $2.9 million for the years ended December 31, 2011 and 2010, respectively.

NOTE 15 — DERIVATIVE INSTRUMENTS

We utilize a balance sheet hedging program with the stated objective of reducing volatility within Other (expense) income, net. Under this program, we use derivatives in the form of foreign currency contracts to hedge certain balance sheet exposures. We do not designate these contracts as hedging instruments and therefore do not qualify for hedge accounting. Accordingly, these outstanding non-designated derivatives are recognized in the consolidated balance sheets at fair value and the changes in fair value from these contracts are recorded in Other (expense) income, net, in the consolidated income statements. These derivative contracts typically have a one month term.

We have a cash flow hedging program primarily focused on reducing volatility in our forecasted research and development cash expenses and license revenues, some of which are denominated in non-U.S. Dollar currencies. Under this program, we use derivatives in the form of forward foreign currency contracts and foreign currency option contracts to hedge certain forecasted transactions. These derivatives, with durations ranging from less than one month to nine months, are designated as hedging instruments and qualify for hedge accounting. Accordingly, these outstanding designated derivatives are recognized in the consolidated balance sheets at fair value. Changes in value that are highly effective are recognized in Accumulated other comprehensive income (“AOCI”) in the consolidated balance sheets, until the hedged item is recognized

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in the income statement. Any ineffective portion of a derivative’s change in fair value is recorded in Other (expense) income, net, in the consolidated income statements. There was no material ineffectiveness in our cash flow hedging program for the twelve months ended December 31, 2011.

We had the following notional amounts for our foreign currency contracts included in our consolidated balance sheets (in U.S. Dollars in thousands):

Currency	December 31 2011	December 31 2010
Derivatives designated as hedging instruments
Australian Dollar	$4,078	$2,788
Canadian Dollar	14,158	7,694
Chinese Yuan	2,777	1,167
Israeli Shekel	3,773	2,105
Russian Ruble	8,433	6,206
British Pound	—	7,188
Euro	—	22,029

Total	$33,219	$49,177

Derivatives not designated as hedging instruments
Danish Krone	$891	$2,126
Norwegian Krone	1,073	2,013
Swedish Krona	446	2,058
Euro	40,397	43,600
Australian Dollar	8,138	3,846
South Korean Won	2,193	—
Brazil Real	3,826	4,705
Japanese Yen	6,439	—
British Pound	7,950	18,724

Total	$71,353	$77,072

Fair Value of Derivative Instruments

The following table provides the fair value of our foreign currency contracts included in our consolidated balance sheets (in thousands):

	Derivative Assets				Derivative Liabilities
	December 31, 2011		December 31, 2010		December 31, 2011		December 31, 2010
Derivatives designated as hedging instruments	Balance Sheet Location	Fair Value (1)	Balance Sheet Location	Fair Value (1)	Balance Sheet Location	Fair Value (1)	Balance Sheet Location	Fair Value (1)
Foreign currency contracts	Prepaid expenses and other current assets	$351	Prepaid expenses and other current assets	$1,123	Other accrued expenses	$237	Other accrued expenses	$424

	Derivative Assets				Derivative Liabilities
	December 31, 2011		December 31, 2010		December 31, 2011		December 31, 2010
Derivatives not designated as hedging instruments	Balance Sheet Location	Fair Value (1)	Balance Sheet Location	Fair Value (1)	Balance Sheet Location	Fair Value (1)	Balance Sheet Location	Fair Value (1)
Foreign currency contracts	Prepaid expenses and other current assets	$2,512	Prepaid expenses and other current assets	$—	Other accrued expenses	$63	Other accrued expenses	$956

(1)	Please refer to Note 16 – Fair Value Measurements for additional details.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Effect of Derivative Instruments on Financial Performance

The following tables provide the effect derivative instruments had on our AOCI and results of operations (in thousands):

	Year Ended December 31
Derivatives designated as hedging instruments	Amount of (loss) gain recognized in AOCI (effective portion)		Location of (loss) gain reclassified from accumulated AOCI into income statement (effective portion)	Amount of (loss) gain reclassified from accumulated AOCI (effective portion)
	2011	2010		2011	2010
Foreign currency contracts	$(729)	$359	Revenues	$(753)	$(973)
			Operating expenses	$668	$738

	Year Ended December 31
Derivatives not designated as hedging instruments	Location of gain (loss) recognized on derivative instruments	Amount of gain (loss) recognized on derivative instruments
		2011	2010
Foreign currency contracts	Other expense, net	$1,952	$(459)

NOTE 16 — FAIR VALUE MEASUREMENTS

We perform fair value measurements in accordance with FASB’s authoritative guidance on fair value measurements and disclosures. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies under other accounting pronouncements that require or permit fair value measurements. The standard discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost). The statement establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions when there is little or no market data.

We measure our financial assets and liabilities at fair value on a recurring basis using the following valuation techniques:

(a) Market Approach – uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

(b) Income Approach – uses valuation techniques to convert future estimated cash flows to a single present amount based on current market expectations about those future amounts, using present value techniques.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table represents our fair value hierarchy and the valuation techniques used for financial assets and financial liabilities measured at fair value on a recurring basis (in thousands):

	December 31, 2011
	Total	Level 1	Level 2	Level 3	Valuation Techniques
Assets:
Money market funds	$65,811	$65,811	$—	$—	(a	)
U.S. treasury securities	6,921	3,499	3,422	—	(a	)
U.S. agency securities	5,551	3,545	2,006	—	(a	)
Corporate notes/bonds	47,528	—	47,528	—	(a	)
Certificates/term deposits	2,922	—	2,922	—	(a	)
Derivative assets (1)	2,863	—	2,863	—	(a	)

Total	$131,596	$72,855	$58,741	$—

Liabilities:
Derivative liabilities (1)	$300	$—	$300	$—	(a	)
Contingent consideration	3,782	—	—	3,782	(b	)

Total	$4,082	$—	$300	$3,782

	December 31, 2010
	Total	Level 1	Level 2	Level 3	Valuation Techniques
Assets:
Money market funds	$268,118	$268,118	$—	$—	(a	)
U.S. treasury securities	24,511	24,511	—	—	(a	)
U.S. agency securities	35,387	35,387	—	—	(a	)
Corporate notes/bonds	51,181	—	51,181	—	(a	)
Certificates/term deposits	10,777	—	10,777	—	(a	)
Commercial paper	14,984	—	14,984	—	(a	)
Derivative assets (1)	1,123	—	1,123	—	(a	)

Total	$406,081	$328,016	$78,065	$—

Liabilities:
Derivative liabilities (1)	$1,380	$—	$1,380	$—	(a	)
Contingent consideration	8,515	—	—	8,515	(b	)

Total	$9,895	$—	$1,380	$8,515

(1)	Please refer to Note 15 – Derivative Instruments for details.

The following table presents our liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2011 and 2010 (in thousands):

	Year Ended December 31
	2011	2010
Total, beginning of the period	$8,515	$4,000
Contingent consideration(1)	5,821	2,015
Change in fair value of contingent consideration (2)	(7,819)	2,500
Payment of contingent consideration	(2,735)	—

Total, end of the period	$3,782	$8,515

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	We enter into earn-out agreements with the shareholders of certain companies we acquire. The earn-out contingent payments are typically based on the acquired company’s products’ total revenue or sales growth over a specified period after the acquisition date. This also includes contingent consideration relating to our purchase of intellectual property. During the second quarter of 2011, we separately purchased intellectual property and entered into an agreement whereby the former owner has the opportunity to earn an additional amount contingent upon achievement of certain technology milestones.
(2)	The estimated fair value decreased due to actual earn-out achievement for 2011 that was lower than expected and the resulting expected unattainable minimum thresholds required for earning a payout for the third and final earn-out period.

Other Financial Assets and Liabilities

The carrying amounts of our other financial assets and liabilities including accounts receivable, accounts payable and accrued liabilities approximate their respective fair values because of the relatively short period of time between their origination and their expected realization.

The book value and fair value of our current and long-term portion of loans payable as of December 31, 2011 are as follows (in thousands):

	Book Value	Fair Value (1)
Current portion of loans payable	$91,597	$91,597
Long-term portion of loans payable	32,133	32,133

	$123,730	$123,730

(1)	Estimated fair value of long-term debt is based on quoted prices for similar liabilities for which significant inputs are observable.

NOTE 17 — COMMITMENTS AND CONTINGENCIES

Leases. We lease office facilities and certain equipment under various operating leases. A majority of these leases are non-cancelable and obligate us to pay costs of maintenance, utilities, and applicable taxes. The leases on most of the office facilities contain escalation clauses and renewal options. Rental expense is recorded on a straight-line basis over the life of the lease. Total rent expense was $21.0 million, $17.8 million and $17.8 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Minimum lease commitments under non-cancelable operating leases as of December 31, 2011 are as follows (in thousands):

Year ending December 31:	Minimum Lease Commitment
2012	$20,068
2013	12,964
2014	6,661
2015	3,210
2016	428
Thereafter	—

Total minimum lease commitments	$43,331

Patent Litigation. On August 27, 2010, we filed a complaint in the United States District Court for the District of Utah against Centrify Corporation and Likewise Software alleging that Centrify’s DirectControl software and Likewise’s Enterprise software infringe Quest’s United States Patent No. 7,617,501 (the “‘501 Patent”). Our complaint seeks money damages, costs, attorneys’ fees, and the entry of permanent injunctions against each defendant. On December 27, 2011, pursuant to an agreement between the parties, the Court issued an order staying the lawsuit until ninety days after the earlier

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of (a) the conclusion of all reexamination-related appeals by the Board of Patent Appeals and Interferences pertaining to the ‘501 Patent and the ‘005 Patent; (b) if appeals to the Board of Patent Appeals and Interferences are taken in one, but not both of the reexamination proceedings pertaining to the ‘501 Patent and the ‘005 Patent, the decision of all reexamination-related appeals by the Board of Patent Appeals and Interferences in the appealed case; or (c) the deadline for the parties to file appeals to the Board of Patent Appeals and Interferences passes in the reexamination proceedings pertaining to both the ‘501 Patent and the ‘005 Patent without an appeal being timely filed in either proceeding.

On August 30, 2010, Centrify filed a complaint in the United States District Court for the Northern District of California against Quest alleging that our Authentication Services software infringes Centrify’s United States Patent No. 7,591,005 (the “‘005 Patent”). Centrify’s complaint seeks an unspecified amount of money damages, costs, attorneys’ fees, and a permanent injunction. On September 20, 2011, Centrify filed an additional complaint in the United States District Court for the Northern District of California against Quest alleging that our Authentication Services software infringes United States Patent No. 8,024,360 (the “‘360 Patent”). Centrify’s complaint seeks an unspecified amount of money damages, costs, attorneys’ fees, and a permanent injunction. On December 23, 2011, pursuant to an agreement between the parties, the Court issued an order staying both Centrify’s infringement action concerning the ‘005 Patent and Centrify’s infringement action concerning the ‘360 Patent until ninety days after the earlier of (a) the conclusion of all reexamination-related appeals by the Board of Patent Appeals and Interferences pertaining to the ‘501 Patent and the ‘005 Patent; (b) if appeals to the Board of Patent Appeals and Interferences are taken in one, but not both of the reexamination proceedings pertaining to the ‘501 Patent and the ‘005 Patent, the decision of all reexamination-related appeals by the Board of Patent Appeals and Interferences in the appealed case; or (c) the deadline for the parties to file appeals to the Board of Patent Appeals and Interferences passes in the reexamination proceedings pertaining to both the ‘501 Patent and the ‘005 Patent without an appeal being timely filed in either proceeding.

On August 31, 2010, we filed a petition with the United States Patent and Trademark Office alleging that Centrify’s ‘005 Patent is invalid and requesting the United States Patent and Trademark Office to commence an inter partes reexamination of the patentability of Centrify’s ‘005 Patent. On November 15, 2010, the United States Patent and Trademark Office granted our petition for inter partes reexamination of the patentability of Centrify’s ‘005 Patent and issued a first office action rejecting all claims of Centrify’s ‘005 Patent. On January 18, 2011, Centrify filed a response to the United States Patent and Trademark Office’s first office action. On October 19, 2011, the United States Patent and Trademark Office issued an Action Closing Prosecution, rejecting all claims of Centrify’s ‘005 Patent. On November 21, 2011, Centrify filed comments after the Action Closing Prosecution. On December 20, 2011, Quest filed a response to Centrify’s comments. On January 24, 2012, the United States Patent and Trademark Office issued a Right of Appeal Notice.

On September 30, 2010, Centrify filed a petition with the United States Patent and Trademark Office alleging that our ‘501 Patent is invalid and requesting the United States Patent and Trademark Office to commence an inter partes reexamination of the patentability of our ‘501 Patent. On November 30, 2010, the United States Patent and Trademark Office granted Centrify’s petition for inter partes reexamination of the patentability of our ‘501 Patent. On January 21, 2011, the United States Patent and Trademark Office issued a first office action rejecting all claims of our ‘501 Patent. Our response to the United States Patent and Trademark Office was filed on March 21, 2011. On October 20, 2011, the United States Patent and Trademark Office issued an Action Closing Prosecution, rejecting all claims of our ‘501 patent. On December 16, 2011, the United States Patent and Trademark Office issued a Right of Appeal Notice. On January 16, 2012 we filed a Notice of Appeal. We believe that our ‘501 patent is valid and enforceable and intend to vigorously defend the patentability of the ‘501 Patent.

On May 2, 2011, Quest and Likewise agreed to the terms of a Settlement Agreement under which Quest agreed to dismiss the lawsuit against Likewise in exchange for a permanent injunction preventing Likewise (and its subsidiaries, affiliates, successors and assigns) from making, using, selling, offering to sell, importing, exporting, or supporting products or services that constitute technology covered by Quest’s ‘501 patent or that utilize or embody the method covered by Quest’s ‘501 patent. On May 23, 2011, the Utah Court entered the mutually agreed upon permanent injunction against Likewise, ending the case against Likewise.

General. The Company and its subsidiaries are also involved in other legal proceedings, claims and litigation arising in the ordinary course of business. The foregoing discussion includes material developments that occurred during the year ended December 31, 2011 or thereafter in our material legal proceedings.

Redeemable Noncontrolling Interest. In connection with our acquisition of a 60 percent voting equity interest in Smarsh, Inc. in October 2011, the minority shareholder who holds the remaining 40 percent noncontrolling interest was granted the right to require us to purchase half of the 40 percent noncontrolling interest from the first anniversary until the fifth anniversary of the acquisition date. The maximum redemption value payable by us in that case would be $22 million.

QUEST SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

This 20 percent noncontrolling interest is accounted for as redeemable noncontrolling interest because redemption is outside our control. As such, the redeemable noncontrolling interest is reported in the mezzanine section as temporary equity in our consolidated balance sheets. As of December 31, 2011, the carrying amount of the redeemable noncontrolling interest was increased to the redemption value of $22 million. The increase of $8.2 million was recorded in net loss attributable to noncontrolling interest, thereby directly affecting net income attributable to Quest Software, Inc.

Construction of Building. We entered into development agreement for facilities to house our Business Operations and Advanced Technology Center in Cork, Ireland. As of December 31, 2011, we incurred $5.2 million for the land and $6.4 million for the construction of the building. Under the development agreement, we expect approximately $18 million of capital expenditures to complete the construction of the building in 2012.

In the normal course of our business, we enter into certain types of agreements that require us to indemnify or guarantee the obligations of other parties. These commitments include (i) intellectual property indemnities to licensees of our software products, (ii) indemnities to certain lessors under office space leases for certain claims arising from our use or occupancy of the related premises, or for the obligations of our subsidiaries under leasing arrangements, (iii) indemnities to customers, vendors and service providers for claims based on negligence or willful misconduct of our employees and agents, (iv) indemnities to our directors and officers to the maximum extent permitted under applicable law, and (v) letters of credit and similar obligations as a form of credit support for our international subsidiaries and certain resellers. The terms and duration of these commitments varies and, in some cases, may be indefinite, and certain of these commitments do not limit the maximum amount of future payments we could become obligated to make there under; accordingly, our actual aggregate maximum exposure related to these types of commitments cannot be reasonably estimated. Historically, we have not been obligated to make significant payments for obligations of this nature, and no liabilities have been recorded for these obligations in our financial statements included in this report.

NOTE 18 — SUBSEQUENT EVENTS

In February 2012, we paid $20 million of the outstanding balance of our Wells Fargo line of credit. The outstanding balance after this payment was $71 million. This line of credit was recorded as current loans payable in our consolidated balance sheets (please refer to Note 8 – Loans Payable for additional details).